Exhibit 10.1

Execution Version

CREDIT AND SECURITY AGREEMENT

among

KEYBANK NATIONAL ASSOCIATION

(as Administrative Agent, Collateral Agent, Lender and Issuer)

and

SUCH OTHER LENDERS THAT ARE NOW

OR HEREAFTER BECOME A PARTY HERETO

RAMACO RESOURCES, INC.

RAMACO DEVELOPMENT, LLC

RAM MINING, LLC

RAMACO COAL SALES, LLC

RAMACO RESOURCES, LLC

and

RAMACO RESOURCES LAND HOLDINGS, LLC

 (as Borrowers)

NOVEMBER 2, 2018

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Accounting Terms	1
1.2	General Terms	1
1.3	Uniform Commercial Code Terms	21
1.4	General Matters of Construction	22
1.5	Time References	22

ARTICLE 2 ADVANCES, PAYMENTS		22
2.1	Revolving Loans	22
2.2	Procedure for Borrowing Advances	22
2.3	Disbursement of Loan Proceeds	24
2.4	Maximum Advances	24
2.5	Repayment of Loans	24
2.6	Reserved	25
2.7	Statement of Account	25
2.8	Letters of Credit	25
2.9	Issuance of Letters of Credit	25
2.10	Requirements For Issuance of Letters of Credit	26
2.11	Term Loan	27
2.12	Additional Payments	28
2.13	Use of Proceeds	28
2.14	Manner of Borrowing and Payment; Settlement	28
2.15	Defaulting Lender	29

ARTICLE 3 INTEREST AND FEES		30
3.1	Interest	30
3.2	Letter of Credit Fees	31
3.3	Unused Facility Fee	32
3.4	Reserved	32
3.5	Reserved	32
3.6	Computation of Interest and Fees	32
3.7	Maximum Charges	32
3.8	Increased Costs	32
3.9	Basis For Determining Interest Rate Inadequate or Unfair; Indemnity; Libor Rate Unlawful	33
3.10	Capital Adequacy	34

ARTICLE 4 COLLATERAL: GENERAL TERMS		35
4.1	Security Interest in the Collateral	35
4.2	Perfection of Security Interest	35
4.3	Disposition of Collateral	35
4.4	Preservation of Collateral	36
4.5	Ownership of Collateral	36
4.6	Defense of the Interests of the Agent and the Lenders	37
4.7	Books and Records	37
4.8	Financial Disclosure	37
4.9	Compliance with Laws	37
4.10	Inspection of Premises; Appraisals	38
4.11	Insurance	38
4.12	Failure to Pay Insurance	38
4.13	Payment of Taxes	39
4.14	Payment of Leasehold Obligations	39
4.15	Accounts	39

i

4.16	Maintenance of Equipment	41
4.17	Exculpation of Liability	42
4.18	Environmental Matters	42
4.19	Financing Statements	43
4.20	Pledged Securities	43
4.21	Cash Management System	44
4.22	Mineral Interest Descriptions	46

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		46
5.1	Authority	46
5.2	Formation and Qualification; Subsidiaries	46
5.3	Officers, Directors, Shareholders, Capitalization	47
5.4	Governmental Approvals; No Conflicts	47
5.5	Tax Returns	47
5.6	Financial Statements	47
5.7	Corporate Name	48
5.8	M.S.H.A. and Environmental Compliance	48
5.9	Solvency; No Litigation, No Violation, ERISA	48
5.10	Patents, Trademarks, Copyrights and Licenses	49
5.11	Licenses and Permits	49
5.12	Default of Indebtedness	49
5.13	No Burdensome Restrictions; No Default	49
5.14	No Labor Disputes	49
5.15	Margin Regulations	50
5.16	Investment Company Act	50
5.17	Disclosure	50
5.18	Hedging Contracts	50
5.19	Material Business Agreements	50
5.20	Anti-Terrorism Laws	50
5.21	Anti-Corruption Laws and Sanctions	51

ARTICLE 6 AFFIRMATIVE COVENANTS		51
6.1	Conduct of Business and Maintenance of Existence and Assets	51
6.2	Violations	51
6.3	Fixed Charge Coverage Ratio	51
6.4	Execution of Supplemental Instruments	52
6.5	Payment of Indebtedness	52
6.6	Standards of Financial Statements	52
6.7	Taxes	52
6.8	Deposit Accounts	52
6.9	Interest Rate Protection	52

ARTICLE 7 NEGATIVE COVENANTS		53
7.1	Merger, Consolidation, Acquisition and Sale of Assets	53
7.2	Creation of Liens	53
7.3	Guarantees	53
7.4	Investments	53
7.5	Loans	53
7.6	Reserved	53
7.7	Dividends and Distributions	53
7.8	Indebtedness	54
7.9	Nature of Business	54
7.10	Transactions with Affiliates	54
7.11	Reserved	54
7.12	Subsidiaries; Partnerships	55

7.13	Reserved	55
7.14	Fiscal Year and Accounting Changes	55
7.15	Pledge of Credit	55
7.16	Amendment of Charter Documents	55
7.17	ERISA	55
7.18	Prepayment of Indebtedness	55
7.19	Modification of Material Business Agreements	55
7.20	Anti-Terrorism Laws	56
7.21	Ramaco Coal, Inc	56

ARTICLE 8 CONDITIONS PRECEDENT		56
8.1	Conditions to Initial Loans	56
8.2	Conditions to Each Advance	59
8.3	Post-Closing Conditions	60

ARTICLE 9 INFORMATION AS TO THE LOAN PARTIES		60
9.1	Disclosure of Material Matters	60
9.2	Collateral Reporting and Information	61
9.3	Litigation	62
9.4	Material Occurrences	62
9.5	Annual Financial Statements	63
9.6	Monthly Financial Statements	63
9.7	Additional Information	63
9.8	Projected Operating Budget, Availability Forecast	63
9.9	Notice of Suits, Adverse Events	64

ARTICLE 10 EVENTS OF DEFAULT		64
10.1	Payment of Obligations	64
10.2	Misrepresentations	64
10.3	Failure to Furnish Information	64
10.4	Liens Against Assets	64
10.5	Breach of Covenants	64
10.6	Judgment	64
10.7	Insolvency and Related Proceedings	65
10.8	Material Adverse Effect	65
10.9	Loss of Priority Lien	65
10.10	Breach of Material Business Agreements	65
10.11	Cross Default; Cross Acceleration	65
10.12	Change of Control	65
10.13	Invalidity of Loan Documents	65
10.14	Loss of Material Intellectual Property	65
10.15	Destruction of Collateral	65
10.16	Business Interruption	66
10.17	Guarantor Repudiation	66

ARTICLE 11 LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT		66
11.1	Rights and Remedies	66
11.2	Agent Discretion	66
11.3	Setoff	67
11.4	Rights and Remedies not Exclusive	67
11.5	Appointment of Receiver	67
11.6	Allocation of Payments After Event of Default	67

ARTICLE 12 WAIVERS AND JUDICIAL PROCEEDINGS		68
12.1	Waiver of Notice	68
12.2	Delay	68

12.3	Jury Waiver	68

ARTICLE 13 EFFECTIVE DATE AND TERMINATION		69
13.1	Term	69
13.2	Termination	69

ARTICLE 14 THE BORROWER REPRESENTATIVE		69
14.1	Appointment; Nature of Relationship	69
14.2	Joint and Several Obligations	70
14.3	Notices	71
14.4	Execution of Loan Documents; Borrowing Base Certificate	71
14.5	Waivers	71

ARTICLE 15 REGARDING THE AGENT		72
15.1	Appointment	72
15.2	Nature of Duties	72
15.3	Lack of Reliance on the Agent and Resignation	72
15.4	Certain Rights of the Agent	73
15.5	Reliance	73
15.6	Notice of Default	73
15.7	Indemnification	73
15.8	The Agent in its Individual Capacity	74
15.9	Delivery of Documents	74
15.10	Loan Parties’ Undertaking to the Agent	74
15.11	No Reliance on the Agent’s Customer Identification Program	74

ARTICLE 16 MISCELLANEOUS		74
16.1	Governing Law	74
16.2	Entire Understanding; Amendments	75
16.3	Transfers and Assignments	77
16.4	Application of Payments	80
16.5	Indemnity	80
16.6	Notice	81
16.7	Survival	82
16.8	Severability	82
16.9	Expenses	82
16.10	Injunctive Relief	83
16.11	Consequential Damages	83
16.12	Counterparts; Electronic Signatures	83
16.13	Construction	83
16.14	Confidentiality; Sharing Information	83
16.15	Conflict Clause	84
16.16	Approved Electronic Communication System	84

LIST OF SCHEDULES AND EXHIBITS

All Schedules to the Credit and Security Agreement:

Schedule 1	Commitments of the Lenders
Schedule 1.2(b)	Liens
Schedule 4.5	Inventory
Schedule 4.15(c)	Loan Parties’ States of Organization and Chief Executive Offices
Schedule 5.2(a)	Incorporation/Organization/Foreign Qualification
Schedule 5.2(b)	Subsidiaries
Schedule 5.3	Officers, Directors, Shareholders, Capitalization and Pledged Securities
Schedule 5.9(b)	Litigation
Schedule 5.10	Patents, Trademarks, Copyrights and Licenses
Schedule 5.19	Material Business Agreements
Schedule 6.8	Accounts
Schedule 7.3	Guarantees
Schedule 7.4	Investments
Schedule 7.8	Indebtedness

All Exhibits to the Credit and Security Agreement:

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Revolving Note
Exhibit C	Form of Term Loan Note
Exhibit D	Form of Notice of Loan
Exhibit E	Equipment List

v

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (this “Agreement”), has been executed and is dated as of November 2, 2018, by and among RAMACO RESOURCES, INC., RAMACO DEVELOPMENT, LLC, RAM MINING, LLC, RAMACO COAL SALES, LLC, RAMACO RESOURCES, LLC and RAMACO RESOURCES LAND HOLDINGS, LLC, as the Borrowers, the Lenders party hereto, and KEYBANK NATIONAL ASSOCIATION, as the Agent, a Lender, and the Issuer.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Agent, the Lenders and the Issuer hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1     Accounting Terms. As used in the Loan Documents, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP. All financial computations to be made under this Agreement shall, unless otherwise specifically provided herein, be made in accordance with GAAP applied on a basis consistent in all material respects with the financial statements delivered to the Agent on or prior to the Closing Date. Notwithstanding any other provision contained herein, (a) any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness or as a capital lease and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP after the date hereof.

1.2     General Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“Accommodation Payment” shall have the meaning set forth in Section 14.2.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary), or (d) the purchase of coal reserves or existing coal mining operations of another Person.

“Advances” shall mean and include the Revolving Loans and Letters of Credit.

“Affiliate” of any Person shall mean any Person (a) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person, or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, directly or indirectly, (x) to vote fifteen percent (15%) or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” shall mean KeyBank, in its capacity as administrative agent and collateral agent for the Lenders, and its successors and assigns.

“Aggregate Commitment” shall mean the sum of the Aggregate Revolving Commitment and the Aggregate Term Loan Commitment.

“Aggregate Credit Exposure” shall mean, at any time, the aggregate Credit Exposure of all of the Lenders.

“Aggregate Revolving Commitment” shall mean, at any time, the aggregate Revolving Commitments of all the Lenders. The initial Aggregate Revolving Commitment is $30,000,000.

“Aggregate Term Loan Commitment” shall mean, at any time, the aggregate Term Loan Commitments of all of the Lenders. The initial Aggregate Term Loan Commitment is $10,000,000.

“Agreement” shall have the meaning set forth in the preamble.

“Allocable Amount” shall have the meaning set forth in Section 14.2.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control.

“Applicable Base Rate Margin” shall mean (a) with respect to Revolving Loans, 1.75%, and (b) with respect to the Term Loan, 3.75%.

“Applicable Letter of Credit Fee Percentage” shall mean 2.35%.

“Applicable Libor Rate Margin” shall mean (a) with respect to Revolving Loans, 2.35%, and (b) with respect to the Term Loan, 4.75%.

“Applicable Unused Facility Fee Percentage” shall mean 0.375%.

“Approved Electronic Communication System” shall mean the StuckyNet System or any other equivalent electronic service, whether owned, operated or hosted by Agent, any affiliate of Agent or any other Person.

“Assignment and Assumption” shall mean an assignment and assumption agreement entered into by a Lender that is an assignee, that is in form and substance reasonably satisfactory to the Agent.

“Authority” shall have the meaning set forth in Section 4.18(b).

“Authorized Officer” shall mean a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Agent), or any other officer approved by the Agent in its Permitted Discretion, in each case to handle certain administrative matters in connection with this Agreement.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a “Bankruptcy Event” shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Body or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the higher of: (a) the rate of interest which is established from time to time by KeyBank at its principal office in Cleveland, Ohio as its “prime rate” or “base rate” in effect, such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate (it being agreed that: (i) such rate is not necessarily the lowest rate of interest then available from KeyBank on fluctuating rate loans and (ii) such rate may be established by KeyBank by public announcement or otherwise); (b) the Federal Funds Effective Rate in effect on such day plus 0.50%; (c) the Libor Rate for one (1) month interest periods plus 1.00%; and (d) 0.00%.

“Base Rate Loan” shall mean any Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulations” means 31 C.F.R. § 1010.230.

“Benefited Lender” shall have the meaning set forth in Section 2.14(d).

“Blocked Person” shall have the meaning set forth in Section 5.20(b).

“Borrower” and “Borrowers” shall mean, individually or collectively, as the context may require, the Borrower Representative, Ramaco Development, LLC, a Delaware limited liability company, RAM Mining, LLC, a Delaware limited liability company, RAMACO Coal Sales, LLC, a Delaware limited liability company, Ramaco Resources, LLC, a Delaware limited liability company, RAMACO Resources Land Holdings, LLC, a Delaware limited liability company, and any other Person who may hereafter become a party hereto.

“Borrower Representative” shall mean Ramaco Resources, Inc., a Delaware corporation.

“Borrowing Base” shall mean, at any time, the sum of:

(a)	up to 100% of each Borrower’s Eligible Cash Collateral at such time, plus

(b)	up to 85% of each Borrower’s Eligible Accounts at such time plus

(c)	the least of (i) up to 65 % of each Borrower’s Eligible Coal Inventory, and (ii) $18,000,000, minus

(d)	Reserves.

The Agent may, from time to time, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate” shall mean a certificate duly executed by an Authorized Officer of the Borrower Representative appropriately completed and in form and substance satisfactory to the Agent.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Cleveland, Ohio and, if the applicable Business Day relates to any Libor Rate Loans, such day must also be a day on which dealings in deposits are carried on in the London interbank market.

“Capital Expenditures” shall mean any expenditure made or liability incurred which is, determined in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.

“Cash Concentration Account” shall mean, with respect to the Borrowers, that certain commercial deposit account maintained at KeyBank, the funds within which: (a) shall be the sole and exclusive property of the Agent for the benefit of the Agent and the Lenders and (b) the Agent shall have the irrevocable and exclusive right to withdraw until all of the Obligations are paid, performed, satisfied and enforced in full and the commitments of the Lenders to make Advances hereunder and all Letters of Credit have terminated.

“Cash Dominion Period” shall mean the period (a) commencing on the earlier of the date on which (i) a Default or Event of Default has occurred, or (ii) Excess Availability is less than the greater of (A) 20% of the Aggregate Revolving Commitment or (B) $6,000,000 (the “Cash Dominion Amount”) and (b) ending on the date on which (i) no Default or Event of Default exists and (ii) Excess Availability is greater than the Cash Dominion Amount for a period of thirty (30) consecutive days. Notwithstanding the foregoing, after the commencement of the third Cash Dominion Period, such Cash Dominion Period shall stay in effect until the Facility Termination Date.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

“Change of Control” shall mean (a) the Permitted Holders shall cease to own, free and clear of all Liens or other encumbrances, 51% of the outstanding voting Equity Interests of the Borrower Representative on a fully diluted basis; (b) any merger or consolidation of or with any or sale of all or substantially all of the property or assets of any Loan Party, other than with another Loan Party; or (c) each Borrower shall cease to own, free and clear of all Liens or other encumbrances (except Permitted Encumbrances), at least 100% of the outstanding voting Equity Interests of any of its existing or future Subsidiaries (when aggregated with the ownership of the other Loan Parties in such Subsidiary).

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other similar Governmental Body, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.

“Charter Documents” shall mean, as to any Person (other than a natural person), the charter, certificate or articles of incorporation or organization, by-laws, regulations, general or limited partnership agreement, certificate of limited partnership, certificate of formation, operating agreement, and other similar organizational or governing documents of such Person.

“CIP Regulations” shall have the meaning set forth in Section 15.11.

“Clean Coal” shall mean coal that has been cleaned and processed through a preparation plant and is available for shipment to customers.

“Clean Coal Equivalents” shall mean the aggregate of (a) all tons of raw coal that are available for direct shipment to customers without processing through a preparation plant, plus (b) all tons of raw coal that require further preparation and processing at a preparation plant multiplied by the clean coal recovery percentage at the preparation plant calculated in accordance with the Loan Party’s practice in the ordinary course of business and consistent with common industry standards.

“Closing Date” shall mean November 2, 2018.

“Code” shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

“Collateral” shall mean and include all personal property and as-extracted collateral, including, without limitation, all as-extracted coal, owned by the Loan Parties, whether now owned or existing, or hereafter arising or acquired or received by the Loan Parties, wherever located, including:

(a)	all Accounts;

(b)	all Inventory;

(c)	all Equipment;

(d)	all General Intangibles, Payment Intangibles and Intellectual Property;

(e)	all Investment Property;

(f)	all Deposit Accounts and any and all monies credited by or due from any financial institution or any other depository;

(g)	all Chattel Paper, Instruments and Documents;

(h)

all of the Loan Parties’ right, title and interest in and to (i) its respective goods and other personal property including all merchandise returned or rejected by Account Debtors, relating to or securing any of the Accounts; (ii) all of the Loan Parties’ rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lien or, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to the Loan Parties from any Account Debtors relating to the Accounts; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of the Loan Parties’ contract rights, rights of payment which have been earned under a contract right, Instruments (including promissory notes), Documents, Chattel Paper (including electronic chattel paper), warehouse receipts, Deposit Accounts, letters of credit, and money; (vi) all Commercial Tort Claims (whether now existing or hereafter arising); (vii) if and when obtained by the Loan Parties, all real and personal property of third parties in which the Loan Parties have been granted a Lien or security interest as security for the payment or enforcement of Accounts; (viii) all Letter of Credit Rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all Supporting Obligations; and (x) any other goods or personal property, if any, in which the Loan Parties may hereafter in writing grant a security interest to the Agent, or any Lender hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between the Agent or any Lender and the Loan Parties;

(i)

all of the Loan Parties’ ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computer software (owned by the Loan Parties or in which they have an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g) or (h) of this Paragraph; and

(j)

all proceeds and products of (a), (b), (c), (d), (e), (f), (g) and (h) in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

It is expressly understood that Collateral does not include any owned or leased Real Property of any Borrower or any improvements thereto or Fixtures thereon.

“Commitment Percentage” of any Lender shall mean the percentage set forth on the Commitment Schedule, as it may be adjusted pursuant to the terms of this Agreement.

“Commitment Schedule” shall mean the Schedule 1 attached to this Agreement, as it may be amended from time to time pursuant to the terms of this Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate of the Loan Parties signed by a Financial Officer of the Borrower Representative on behalf of each Loan Party appropriately completed and in substantially the form of Exhibit A hereto.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business, including any Consents required under all applicable Federal, state or other applicable law.

“Controlled Disbursement Account” shall mean a commercial Deposit Account designated “controlled disbursement account” and maintained by one or more of the Loan Parties with the Agent, without liability by the Agent or any Lender to pay interest thereon.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Person, are treated as a single employer under Section 414 of the Code.

“Credit Exposure” shall mean, as to any Lender at any time, such Lender’s Revolving Exposure plus such Lender’s Commitment Percentage of the outstanding principal balance of the Term Loan.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Defaulting Lender” shall have the meaning set forth in Section 2.15 hereof.

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

“Earnings Before Interest and Taxes” shall mean, for any fiscal period, the sum of (a)  net income (or loss) for such period calculated based on a valuation of Inventory using first-in first-out (FIFO) basis and valued at the lower of cost or market value in accordance with GAAP (excluding extraordinary gains and losses approved by the Lender), plus (b) all interest expense for such period plus (c) all charges against (or minus credits to) income for Federal, state and local taxes for such period, in each case, calculated on a consolidated basis for the Borrowers and their Subsidiaries.

“EBITDA” shall mean, for any fiscal period, the sum of (a) Earnings Before Interest and Taxes for such period, plus (b) depreciation expenses for such period, plus (c) amortization expenses for such period, plus (d) non-cash stock based compensation expense for such period, in each case, calculated on a consolidated basis for the Borrowers and their Subsidiaries.

“Eligible Accounts” shall mean, at any time, Accounts of the Borrowers that the Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Agent’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account:

(a)	which is not subject to a first priority perfected security interest in favor of the Agent for the benefit of the Agent and the Lenders;

(b)	which is subject to any Lien other than a Permitted Encumbrance;

(c)	(i) which is unpaid more than 90 days after the date of the original invoice therefor, or (ii) which has been written off the books of the Borrowers or otherwise designated as uncollectible;

(d)	which is owing by an Account Debtor if more than 50 % of the Accounts owing from such Account Debtor and its Affiliates are ineligible;

(e)	with respect to which any covenant, representation, or warranty contained in this Agreement has been breached or is not true;

(f)

which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest;

(g)

for which the goods giving rise to such Account have not been delivered to the Account Debtor, for which the services giving rise to such Account have not been performed by a Borrower or if such Account was invoiced more than once;

(h)	with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i)

which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or Federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(j)	which is owed by any Account Debtor which has sold all or substantially all of its assets;

(k)

which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada (other than Quebec) or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada (other than the province of Quebec) unless such Account is either supported by a letter of credit or insured by credit insurance, in each case, satisfactory to the Agent in its Permitted Discretion;

(l)	which is owed in any currency other than U.S. dollars;

(m)

which is owed by (i) any Federal, state or local government (or any department, agency, public corporation, or instrumentality thereof) unless (i) such Account is backed by a Letter of Credit acceptable to the Agent which is in the possession of the Agent, or (ii) with respect to the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) and any other steps necessary to perfect the Lien of the Agent’s in such Account have been complied with to the Agent’s satisfaction;

(n)	which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(o)

which, for any Account Debtor, the aggregate amount of Accounts owed from such Account Debtor exceeds 25% (40% for investment grade Account Debtors acceptable to the Agent in its Permitted Discretion) of all Eligible Accounts to the extent of such excess;

(p)

which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor (except for price adjustments based on quality, demurrage or similar changes in the ordinary course of business);

(q)	which is subject to any counterclaim, deduction (except for price adjustments based on quality, demurrage or similar changes in the ordinary course of business), defense, setoff or dispute;

(r)	which is evidenced by any promissory note, chattel paper, or instrument;

(s)

which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit a Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction;

(t)

with respect to which a Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(u)

which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System;

(v)

which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Borrower has or has had an ownership interest in such goods, or which indicates any party other than a Borrower as payee or remittance party;

(w)	which was created on cash on delivery terms; or

(x)	which the Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Agent otherwise determines in its Permitted Discretion is unacceptable.

In the event that an Account in excess of $1,000,000 that was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower Representative shall notify the Agent thereof within five (5) Business Days. In determining the amount of an Eligible Account, the face amount of an Account may, in the Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrowers may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Account.

“Eligible Assignee” shall mean any of the following Persons: (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) approved by (i) the Agent, and (ii) in the case of any assignment of a commitment to make Advances hereunder, the Issuer; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of such Borrower’s Affiliates or Subsidiaries and; provided, further, that, notwithstanding the foregoing, a Person shall only be an “Eligible Assignee” if the assignment to or participation of such Person shall not constitute a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code).

“Eligible Cash Collateral” shall mean, at any time, cash and cash equivalents of the Borrowers maintained in a deposit account with the Agent. Without limiting the Agent’s discretion provided herein, “Eligible Cash Collateral” shall not include any cash:

(a)	that is not subject to an enforceable first priority perfected Lien in favor of the Agent;

(b)	which is subject to any Lien other than a Lien in favor of the Agent; or

(c)	which the Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

“Eligible Coal Inventory” shall mean, at any time, Inventory of the Borrowers consisting of Clean Coal and Clean Coal Equivalents that the Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Agent’s Permitted Discretion provided herein, Eligible Coal Inventory shall not include any Inventory:

(a)	which is not subject to a first priority perfected Lien in favor of the Agent for the benefit of the Agent and the Lenders;

(b)	which is subject to any Lien other than a Permitted Encumbrance;

(c)

which is, in the Agent’s Permitted Discretion, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to type and/or category;

(d)

with respect to which any covenant, representation, or warranty contained in this Agreement has been breached or is not true in all material respects and which does not conform to all standards imposed by any Governmental Body;

(e)

in which any Person other than a Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)	which constitutes goods held on consignment or goods which are not of a type held for sale in the ordinary course of business;

(g)

which is not located in the U.S. or is in transit (other than coal that is otherwise Eligible Coal Inventory that is in transit to a port in connection with international sales) with a common carrier from vendors and suppliers;

(h)	which is located in any location leased by a Borrower unless the lessor has delivered to the Agent a Waiver or, in the Permitted Discretion of the Agent, the Agent has implemented a rent reserve;

(i)

which is located in any third party location or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document unless such warehouseman or bailee has delivered to the Agent a Waiver and such other documentation as the Agent may require or, in the Permitted Discretion of the Agent, the Agent has implemented a rent reserve;

(j)	which is being processed offsite at a third party location or outside processor, or is in transit to or from said third party location or outside processor;

(k)	which is a discontinued product or component thereof or which is the subject of a consignment by a Borrower as consignor;

(l)

which contains or bears any Intellectual Property rights licensed to a Borrower unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m)	which is not reflected in a standard inventory report of the Borrowers; and

(n)	which the Agent otherwise determines in its Permitted Discretion is unacceptable.

In the event that Inventory in excess of $1,000,000 that was previously Eligible Coal Inventory ceases to be Eligible Coal Inventory hereunder, the Borrower Representative shall notify the Agent thereof within five (5) Business Days.

“Environmental Complaint” shall have the meaning set forth in Section 4.18(b).

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Bodies with respect thereto.

“Equipment” shall mean all equipment set forth on Exhibit E.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Eurocurrency Reserve Percentage” shall mean, for any Interest Period in respect of any Libor Rate Loan, as of any date of determination, the aggregate of the then stated maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, applicable to such Interest Period (if more than one such percentage is applicable, the daily average of such percentages for those days in such Interest Period during which any such percentages shall be so applicable) by the Board of Governors of the Federal Reserve System, any successor thereto, or any other banking authority, domestic or foreign, to which the Agent or any Lender may be subject in respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) or in respect of any other category of liabilities including deposits by reference to which the interest rate on Libor Rate Loans is determined or any category of extension of credit or other assets that include the Libor Rate Loans. For purposes hereof, such reserve requirements shall include those imposed under Regulation D of the Federal Reserve Board and the Libor Rate Loans shall be deemed to constitute Eurocurrency Liabilities subject to such reserve requirements without the benefit of credits for proration, exceptions or offsets which may be available from time to time to the Agent under said Regulation D.

“Event of Default” shall have the meaning set forth in Article 10.

“Excess Availability” shall mean, as of any date of determination, an amount equal to (a)  the Maximum Borrowing Amount, minus (b) the sum of (i) the Revolving Exposure plus (ii) all amounts due and owing to the Borrowers’ trade creditors which are outstanding sixty (60) days or more beyond the due date (without duplication with respect to any such amount deducted from the Borrowing Base), plus (iii) fees and expenses for which the Borrowers are liable but which have not been paid or charged to the Loan Account.

“Excess Cash Flow” shall mean, with respect to any fiscal period, (a) EBITDA, minus (b) the sum of (i) dividends and distributions paid in cash, plus (ii) Capital Expenditures that were not specifically funded by Indebtedness, plus (iii) taxes paid in cash, plus (iv) interest paid in cash plus (v) principal payments on funded Indebtedness (including, without limitation, payments made in respect of the Term Loan), in each case, of the Borrowers and their Subsidiaries calculated on a consolidated basis and with respect to such period.

“Excluded Equity” shall mean (a) Equity Interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (b) Equity Interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting Equity Interest of such first-tier Foreign Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Facility Termination Date” shall mean November 2, 2021, or such other date that this Agreement and the obligations of parties hereto are terminated.

“FATCA” shall mean Sections 1471 through 1474 of the Code, any current or future regulations or interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth of one percent (1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that: (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such a rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Effective Rate for such Business Day shall be the average of quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

“Financial Officer” shall mean any of the following officers: chief executive officer, president, chief financial officer, treasurer, chief accounting officer, chief commercial officer, or manager. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of a Borrower.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus (i) Capital Expenditures that were not specifically funded by Indebtedness (provided, that Capital Expenditures that were funded by a Revolving Loan shall be subtracted from EBITDA in calculating the Fixed Charge Coverage Ratio), minus (ii) taxes paid in cash, minus (iii) dividends and distributions paid in cash, in each case, of the Borrowers and their Subsidiaries calculated on a consolidated basis with respect to such period to (b) Fixed Charges. For the avoidance of doubt, $15,000,000 in Capital Expenditures incurred in 2018 were specifically funded Indebtedness.

“Fixed Charges” shall mean, with respect to any fiscal period, the sum of (a) interest expense paid in cash plus (b) scheduled principal payments on Indebtedness, plus (c) and optional prepayments of principal on Indebtedness (other than payments based on the Excess Cash Flow as set forth in Section 2.11(d)), in each case, of the Borrowers and their Subsidiaries calculated on a consolidated basis and with respect to such period.

“Foreign Lender” shall mean a Lender that is not a United States Person within the meaning of Code Section 7701(a)(30).

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean, individually or collectively, as the context may require, any Person that guaranties all or any portion of the Obligations, and, in each case, their respective successors and assigns.

“Hazardous Discharge” shall have the meaning set forth in Section 4.18(b).

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedging Contracts” shall mean any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement entered into by a Person in the ordinary course of business and not for speculative purposes.

“Hedging Obligations” shall mean all liabilities of a Person under Hedging Contracts.

“Indebtedness” shall mean, with respect to a Person at any date of determination, any and all indebtedness, obligations or liabilities (but not including trade payables, rentals, royalties, wheelage fees, real and personal property taxes, and similar fees, and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due) (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person, in each case, for or in respect of: (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit, (d) Hedging Obligations, (e) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, (f) any guaranty of Indebtedness for borrowed money, and (g) all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.

“Intellectual Property” shall mean patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

“Interest Period” shall mean the period provided for any Libor Rate Loan pursuant to Section 2.2(b).

“Issuer” shall mean, with respect to any Letter of Credit, the issuer of such Letter of Credit and shall be, with respect to any Letter of Credit hereunder, KeyBank, and each of its successors and assigns (in each case, which may be replaced by the Agent in its sole discretion).

“KeyBank” shall mean KeyBank National Association, a national banking association, in its individual capacity, and its successors.

“Lender” and “Lenders” shall mean each Person listed on the Commitment Schedule, as amended from time to time, and each additional Person that becomes a party hereto pursuant to an Assignment and Assumption.

“Lender Default” shall have the meaning set forth in Section 2.15.

“Letter of Credit Exposure” shall mean, at any time, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all disbursements relating to Letters of Credit that have not been reimbursed by the Borrowers.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letters of Credit” shall have the meaning set forth in Section 2.8.

“Libor Rate” shall mean, for any Interest Period with respect to a Libor Rate Loan, the quotient (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16 of 1%)) of: (x) the per annum rate of interest, determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 12:00 noon (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Libor Rate Loan, as provided by Reuters (or any other similar company or service that provides rate quotations comparable to those currently provided by such companies as the rate in the London interbank market), as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars or in the London interbank market, as the rate in the London interbank market for deposits in Dollars in immediately available funds with a maturity comparable to such Interest Period divided by (y) a number equal to 1.00 minus the Eurocurrency Reserve Percentage. In the event that such rate quotation is not available for any reason, then the rate (for purposes of clause (x) hereof) shall be the rate, determined by the Agent as of approximately 12:00 noon (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Libor Rate Loan, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16 of 1%)) of the per annum rates at which deposits in Dollars in immediately available funds in an amount comparable to such Libor Rate Loan and with a maturity comparable to such Interest Period are offered to the prime banks by leading banks in the London interbank market. The Libor Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Libor Rate Loan” shall mean any Loan that bears interest based on the Libor Rate.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” shall mean each Revolving Loan and Term Loan; and “Loans” shall collectively mean all of the Revolving Loans and the Term Loan.

“Loan Account” shall have the meaning set forth in Section 2.7.

“Loan Documents” shall mean this Agreement, the Notes, the Perfection Certificate, the Letters of Credit, the Waivers, any Hedging Contracts, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to the Issuer, the Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Loan Party” or “Loan Parties” shall mean, singularly or collectively, as the context may require, each Borrower and their respective successors and assigns.

“Master Agreement” shall mean that Master Agreement entered into among the Borrowers and the Agent in connection with the cash management services undertaken by the Agent on behalf of Borrowers.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, business or prospects of the Borrowers on a consolidated basis, (b) the Borrowers’ ability to pay the Obligations in accordance with the terms thereof, or (c) the value of the Collateral, the Liens of the Agent or any Lender on the Collateral, or the priority of any such Lien.

“Material Recovery Determination Notice” shall have the meaning set forth in Section 2.6(d).

“Material Recovery Event” shall mean (a) any casualty loss in respect of assets of a Loan Party covered by casualty insurance, and (b) any compulsory transfer or taking under threat of compulsory transfer of any asset of a Loan Party by any Governmental Body; provided that, in the case of either subpart (a) or (b), the proceeds received from such loss, transfer or taking exceeds Seven Hundred Fifty Thousand Dollars ($750,000).

“Material Business Agreement” shall mean any agreement that if terminated (other than expiration in accordance with its terms), rescinded or breached (without timely cure of such breach) would have a Material Adverse Effect on any Loan Party.

“Maximum Borrowing Amount” shall mean, at any time, an amount equal to the lesser of (a) the Aggregate Revolving Commitment minus all Reserves then in effect and (b) the Borrowing Base.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Net Orderly Liquidation Value” shall mean, the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Borrowers’ Equipment that is estimated to be recoverable in an orderly liquidation of such Equipment expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Equipment appraisal completed by a qualified third-party appraisal company (approved by the Agent in its Permitted Discretion) delivered to the Agent.

“Non-Consenting Lender” shall have the meaning set forth in Section 16.3(h) hereof.

“Non-Defaulting Lender” shall have the meaning set forth in Section 2.15.

“Note” shall mean each Revolving Note and Term Loan Note; and “Notes” shall collectively mean all of the Revolving Notes and the Term Loan Note.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties (absolute, contingent, matured or unmatured) of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document (including the Loan Documents), whether or not for the payment of money, (a) owing by the Loan Parties to the Lenders, the Agent or the Issuer or to any other direct or indirect subsidiary or affiliate of the Lenders, the Agent or the Issuer pursuant to the terms of this Agreement or the other Loan Documents, (b) owing by the Loan Parties to the Agent or any direct or indirect subsidiary or affiliate of the Agent arising (i) by reason of an equipment lease or guarantee, (ii) under any Hedging Contract, (iii) in connection with any commercial credit cards, stored value cards, cash management or treasury administration services or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise), (iv) out of the Agent’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, or (v) under any other agreement between the Agent and any Loan Party, in each case, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and any amendments, extensions, renewals or increases and all costs and expenses of the Agent, the Lenders and the Issuer incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses. “Obligations” shall not include, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor.

“Participant” shall mean have the meaning set forth in Section 16.3(d).

“Payment Office” shall mean initially KeyBank National Association, Mail Code: OH-01-49-0114, 4900 Tiedeman Road, Brooklyn, Ohio 44144-2302; and, thereafter, such other office of the Agent, if any, which it may designate by notice to the Borrower Representative and the Lenders.

“Perfection Certificate” shall mean the perfection certificate provided by the Borrowers to the Agent.

“Permitted Acquisition” shall mean any Acquisition by any Loan Party, to the extent that each of the following conditions shall have been satisfied:

(a)     the assets, business or Person being acquired is engaged in the same business of the Loan Parties and their Subsidiaries;

(b)     (i) in the case of a stock Acquisition, the target thereof shall, upon Acquisition, be a Domestic Subsidiary of a Loan Party and (ii) in the case of an asset Acquisition, the assets being acquired shall be located in the United States;

(c)     the Borrower Representative shall have delivered to the Agent (i) as soon as available (but no later than five (5) Business Days after the consummation of such Acquisition), final executed counterparts of the material agreements, documents and instruments pursuant to which such Acquisition is to be consummated (including any management, non-compete, employment and option agreements) and any schedules to such agreements, documents and instruments, (ii) to the extent required under the related Acquisition agreement, all consents and approvals from applicable governmental authorities and other Persons required to consummate such Acquisition and (iii) if reasonably requested by the Agent, environmental assessments reasonably satisfactory to the Agent;

(d)     the Loan Parties and their Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Sections 4.2, 4.20, and 7.12, and upon the consummation of such Acquisition to the extent required by Section 7.12, the target thereof shall be a Borrower hereunder;

(e)     there shall not exist on the date on which the Acquisition is consummated, both before and after giving effect to the Acquisition, a Default or Event of Default;

(f)     such acquired assets and/or Equity Interests shall be acquired free and clear of all Liens (except for Permitted Encumbrances);

(g)     if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Agent shall have conducted an audit and field examination of such Accounts and Inventory, the results of which shall be satisfactory to the Agent;

(h)     as soon as available, but not less than five (5) days prior to such Acquisition, the Borrower Representative shall have provided the Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Agent including pro forma financial statements, statements of cash flow, and availability projections; and

(i)     if the cash consideration paid at closing for such Acquisition, when added to the cash consideration paid at closing for all Acquisitions consummated during the twelve (12) month period immediately preceding the date of such Acquisition, (i) is less than $3,000,000, the consent of the Agent shall not be required, (ii) is greater than or equal to $3,000,000 but less than $5,000,000, the consent of the Agent shall not be required if (A) the Loan Parties shall have Excess Availability of at least 25% of the Aggregate Revolving Commitment prior to and immediately following such Acquisition, and (B) the Fixed Charge Coverage Ratio calculated in accordance with Section 6.3 shall equal or exceed 1.25 to 1.00 as of the last day of the fiscal quarter immediately preceding such Acquisition and after giving effect to such Acquisition on a pro forma basis; and (iii) is (A) greater than or equal to $5,000,000, or (B) is greater than or equal to $3,000,000 but less than $5,000,000 and the conditions in clause (ii) are not met, the prior written consent of the Agent shall be obtained.

For the avoidance of doubt, leases of coal or other real property by any Loan Party from any other Person shall not be deemed to be an Acquisition and therefore permitted hereunder.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable business judgment (from the perspective of a secured asset based lender).

“Permitted Encumbrances” shall mean (a) Liens in favor of the Agent for the benefit of the Agent, the Lenders and the Issuer; (b) Liens for taxes, assessments or other governmental Charges that (i) are not delinquent or (ii) are being contested in good faith by appropriate proceedings that stay the enforcement of such Liens and with respect to which proper reserves have been taken by the Loan Parties in accordance with GAAP; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance or general liability or product liability insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance bonds, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Loan Party’s business; (e) mechanics, workers, materialmen’s, warehousemen’s, common carriers, landlord’s or other like Liens arising in the ordinary course of any Loan Party’s business with respect to obligations which are not more than 60 days past due or which are being contested in good faith by the applicable Loan Party; (f) Liens (including purchase money Liens) placed upon personal property (including equipment) and real estate assets created to secure a portion of the purchase price thereof or created to secure obligations in respect of capitalized leases, provided that any such Lien shall not encumber any other property of the Loan Parties other than insurance and other proceeds of such personal property and real estate; (g) zoning restrictions, easements, encroachments, rights of way, restrictions, leases, licenses, restrictive covenants and other similar title exceptions or Liens affecting Real Property, none of which materially impairs the use of such Real Property or the value thereof, and none of which is violated in any material respect by existing or supporting structures or land use; (h) attachment and judgment liens which do not constitute an Event of Default under Section 10.6; (i) Liens disclosed on Schedule 1.2(b) provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien; (j) Liens placed upon equipment and real property that is not subject to a Lien in favor of the Agent to secure the Indebtedness permitted by Section 7.8(f); (k) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in this definition, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien, or (l) overriding royalties in favor of a sublessor, assignor or seller of assets.

“Permitted Holders” shall mean Yorktown Energy Partners IX L.P., Yorktown Energy Partners X, L.P., Yorktown Energy Partners XI, L.P. and Energy Capital Partners Mezzanine Opportunities Fund A, LP.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or Governmental Body.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Loan Parties or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledged Securities” shall mean all of the Equity Interests of a Subsidiary of a Loan Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall exclude any Excluded Equity. (Schedule 5.3 hereto lists, as of the Closing Date, all of the Pledged Securities.)

“Projections” shall have the meaning set forth in Section 5.6(a).

“RCRA” shall mean the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.

“Real Property” shall mean all real property, both owned and leased, of the Loan Parties.

“Register” shall have the meaning set forth in Section 16.3(c).

“Release” shall have the meaning set forth in Section 5.8(c).

“Required Lenders” shall mean, any of the Lenders (other than Defaulting Lenders) holding at least 51% in the aggregate, based on each Lender’s Commitment Percentage, of (a) prior to the Facility Termination Date, the Aggregate Commitment, and (b) after the Facility Termination Date, the Aggregate Credit Exposure; provided that, as long as (y) there are only two Lenders (that are not Defaulting Lenders), Required Lenders shall mean both Lenders (that are not Defaulting Lenders) and (z) there are more than two Lenders (that are not Defaulting Lenders), Required Lenders shall mean at least two Lenders (that are not Defaulting Lenders) holding at least 51% in the aggregate, based on each Lender’s Commitment Percentage.

“Reserves” shall mean any and all amounts the Agent deems necessary in its Permitted Discretion to block, withhold, reserve or maintain against the amount of the Loans that the Lenders will make available to the Borrowers with respect to such matters that will or could reasonably be expected to adversely affect the value of the Collateral, the enforceability or priority of Liens of the Agent, or the amount that the Agent, for the benefit of the Lenders, would be likely to receive in the liquidation of such Collateral, including, without limitation, reserves for rent and royalties, if necessary.

“Revolving Commitment” shall mean the commitment of each Lender to make Revolving Loans and issue Letters of Credit, as such commitment may be reduced pursuant to the terms of this Agreement. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule.

“Revolving Exposure” shall mean, at any time, the sum of the outstanding principal amount of Revolving Loans and Letter of Credit Exposure at such time.

“Revolving Loan” shall mean a revolving loan made pursuant to Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean, individually or collectively, as the context may require, the promissory notes referred to in Section 2.1.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” shall mean the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Settlement Date” shall mean one or more Business Days of each week, or such longer period of time, as selected by the Agent in its reasonable discretion.

“Subsidiary” shall mean a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“StuckyNet System” shall mean the Agent’s StuckyNet-Link internet-based communication system utilized by the Agent.

“Term Loan Commitment” shall mean the commitment of each Lender to make the Term Loan. After advancing the Term Loan, each reference to each Lender’s Term Loan Commitment shall refer to the outstanding amount of its Term Loan.

“Term Loan” shall mean the term loan made pursuant to Section 2.11.

“Term Loan Note” or “Term Loan Notes” shall mean, individually or collectively, as the context may require, the promissory notes referred to in Section 2.11.

“Toxic Substances” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Sections 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances, and includes asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transferee” shall have the meaning set forth in Section 16.14(a).

“UFCA” shall have the meaning set forth in Section 14.2.

“UFTA” shall have the meaning set forth in Section 14.2.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of Ohio; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Ohio, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Waivers” shall mean, collectively, any landlord’s waiver, warehouseman’s waiver, bailee’s waiver, creditor’s waiver, mortgagee waiver, processor waiver, customs broker waiver, and any similar waiver, executed and delivered in connection with this Agreement, in form and substance satisfactory to the Agent.

“Week” shall mean the time period commencing on Monday and ending on Friday of each calendar week.

1.3     Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of Ohio from time to time shall have the meaning given therein unless otherwise defined herein. Such terms shall include: “Account”, “Account Debtor”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Commodities Account”, “Deposit Account”, “Document”, “Farm Products”, “Financial Asset”, “Fixture”, “General Intangible”, “Instrument”, “Inventory”, “Investment Property”, “Lease”, “Lessor”, “Letter-of-Credit Rights”, “money”, “Payment Intangibles”, “Proceeds”, “Product”, “Record”, “Secured Party”, “Securities Account”, “Security”, “Security Entitlement”, “Security Interest” and “Supporting Obligation”. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

1.4     General Matters of Construction. For the purpose of computing periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Unless the context otherwise expressly requires, (a) all references to laws, statutes and regulations shall include any amendments, renewals, extensions, replacements, or successor laws, statutes or regulations, (b) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented or otherwise modified, substituted, amended and restated, or replaced, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not any particular provision hereof, (e) any reference to payment, repayment, or prepayment shall be construed as referring to payment of immediately available funds in Dollars, (f) any pronoun used shall be deemed to cover all genders, (g) any reference to any Loan Document or other deliverable shall mean, unless the context expressly states otherwise, such Loan Document or deliverable in form and substance satisfactory to the Agent, (h) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (i) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (j) wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa, and (k) captions used in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

1.5     Time References. All time references in the Loan Documents are to Cleveland, Ohio time.

ARTICLE 2
ADVANCES, PAYMENTS

2.1     Revolving Loans. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Loans to the Borrowers in aggregate amounts outstanding at any time prior to the Facility Termination Date equal to such Lender’s Commitment Percentage of the Maximum Borrowing Amount minus such Lender’s Commitment Percentage of the Letter of Credit Exposure. The Revolving Loan shall initially bear interest as a Base Rate Loan and may be converted into a Libor Rate Loan in accordance with Section 2.2(d). If requested by a Lender, that Lender’s Revolving Loans shall be evidenced by a secured promissory note (each, a “Revolving Note”) substantially in the form attached hereto as Exhibit B.

2.2     Procedure for Borrowing Advances.

(a)

The Borrower Representative shall notify the Agent by providing the Agent with a notice of loan substantially in the form attached hereto as Exhibit D hereto (a “Notice of Loan”) prior to 11:00 a.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Loan hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with the Agent or any Lender, or with respect to any other Obligation, become due, the same shall be deemed a request for a Revolving Loan charged to the Loan Account as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with the Agent, any Lender or the Issuer, and such request shall be irrevocable.

(b)

Notwithstanding the provisions of subsection (a) above, in the event a Borrower desires to obtain a Libor Rate Loan, the Borrower Representative shall notify the Agent in writing by providing a Notice of Loan to the Agent no later than 11:00 a.m. at least three (3) Business Days’ prior to the date of such proposed borrowing, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the amount of such Revolving Loan to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Libor Rate Loans shall be for one (1), two (2), or three (3) months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Libor Rate Loan shall be made available to the Borrowers during the continuance of a Default or an Event of Default.

(c)

Each Interest Period of a Libor Rate Loan shall commence on the date such Libor Rate Loan is made and shall end on such date as the Borrower Representative may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end on or after the Facility Termination Date. The Borrower Representative shall elect the initial Interest Period applicable to a Libor Rate Loan by its Notice of Loan given to the Agent pursuant to Section 2.2(b) or (d), as the case may be. The Borrower Representative shall elect the duration of each succeeding Interest Period by giving irrevocable written notice by providing a Notice of Loan to the Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Libor Rate Loan. If the Agent does not receive timely notice of the Interest Period elected by the Borrower Representative, the Borrower Representative shall be deemed to have elected to convert such Loan to a Base Rate Loan subject to Section 2.2(d).

(d)

The Borrower Representative may, on the last Business Day of the then current Interest Period applicable to any outstanding Libor Rate Loan, or on any Business Day with respect to Base Rate Loans, convert any such Loan into a Loan of another type in the same aggregate principal amount provided that any conversion of a Libor Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Libor Rate Loan. If a Borrower desires to convert a Loan, the Borrower Representative shall give the Agent not less than three (3) Business Days’ prior written notice by providing a Notice of Loan to convert from a Base Rate Loan to a Libor Rate Loan or one (1) Business Day’s prior written notice to convert from a Libor Rate Loan to a Base Rate Loan, specifying the date of such conversion, the Loans to be converted and if the conversion is from a Base Rate Loan to any other type of Loan, the duration of the Interest Period therefor; provided, however, a Borrower shall not be permitted to convert a Base Rate Loan to a Libor Rate Loan or continue to select a Libor Rate Loan during the continuance of a Default or an Event of Default. After giving effect to each such conversion, there shall not be outstanding more than six (6) Libor Rate Loans, in the aggregate.

(e)

At its option and upon three (3) Business Days’ prior written notice, a Borrower may prepay the Libor Rate Loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment and the payment of the internal processing fees of the Agent and any breakage fees in each case arising from the prepayment of such Libor Rate Loans. The Borrower Representative shall specify the date of prepayment of Advances which are Libor Rate Loans and the amount of such prepayment. In the event that any prepayment of a Libor Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, the Borrowers shall indemnify the Agent and the Lenders therefor in accordance with Section 3.9.

2.3     Disbursement of Loan Proceeds. All Loans shall be disbursed from whichever office or other place the Agent may designate from time to time and, together with any and all other Obligations of the Borrowers to the Agent and the Lenders, shall be charged to the Loan Account on the Agent’s books. During the term of this Agreement, the Borrower Representative may use the Revolving Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Loan requested by the Borrower Representative or deemed to have been requested by any Borrower under Section 2.2(a) shall, with respect to requested Revolving Loans to the extent the Lenders make such Revolving Loans, be made available to the Borrower Representative on the day so requested by way of credit to a Borrower’s operating account at KeyBank, in immediately available federal funds or other immediately available funds or, with respect to Revolving Loans deemed to have been requested by a Borrower pursuant to Section 2.2(a), be disbursed to the Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4     Maximum Advances. Subject to Section 4.4, the Revolving Exposure outstanding at any time shall not exceed the Maximum Borrowing Amount. If the Revolving Exposure at any time exceeds the Maximum Borrowing Amount, subject to Section 4.4, such excess shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.5     Repayment of Loans.

(a)	The Loans shall be due and payable in full on the Facility Termination Date subject to earlier prepayment as herein provided.

(b)

Any Account Debtor payment with respect to Accounts which is evidenced by a check, note, draft or any other similar item of payment may not be immediately collectible. In calculating outstanding availability, the Agent and the Lenders agree that any such item of payment will be deemed to have been received by the Agent and will be provisionally credited to the Loan Account by the Agent and the Lenders on the Business Day immediately following the day on which the Agent has actual possession of such item of payment for deposit to the Cash Concentration Account. In consideration of the Agent’s and Lenders’ agreement for provisional crediting of items of payment, the Borrowers agree that, in calculating interest and other charges on the Obligations, all Account Debtor payments will be treated as having been credited to the Loan Account on the Business Day immediately following the Business Day on which such payments are deemed to have been received by the Lender pursuant to this paragraph.

(c)

The Agent shall not be required to credit the Loan Account for the amount of any item of payment or other payment which is unsatisfactory to the Agent in its Permitted Discretion. All credits (other than federal wire transfers) shall be provisional, subject to verification and final settlement. The Agent may charge the Loan Account for the amount of any item of payment or other payment which is returned to the Agent unpaid or otherwise not collected. The Borrowers agree that any information and data reported to the Borrowers pursuant to any service which is received prior to final posting and confirmation is subject to correction and is not to be construed as final posting information. The Agent and the Lenders shall have no liability for the content of such preliminary service related information.

(d)

All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents shall be made to the Agent at the Payment Office not later than 11:00 a.m. on the due date in lawful money of the United States of America in federal funds or other funds immediately available to the Agent. The Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the Loan Account or by making Advances as provided in Section 2.2. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to the Agent and the Lenders.

(e)

Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Libor Rate Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

(f)

The Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including any deduction for any setoff or counterclaim.

2.6     Reserved.

2.7     Statement of Account. The Agent shall maintain, in accordance with its customary procedures, a loan account (“Loan Account”) in the name of the Borrowers in which shall be recorded, among other things, the date and amount of each Advance made by the Agent and the date and amount of each payment in respect thereof; provided, however, the failure by the Agent to record the date and amount of any Advance shall not adversely affect the Agent or any Lender.

2.8     Letters of Credit. Subject to the terms and conditions hereof, the Issuer shall issue or cause the issuance of letters of credit (“Letters of Credit”) on behalf of the Borrowers; provided, however, that the Issuer will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the Revolving Exposure to exceed the Maximum Borrowing Amount. The maximum amount of Letters of Credit outstanding shall not exceed $1,000,000 in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations.

2.9     Issuance of Letters of Credit.

(a)

The Borrower Representative may request the Issuer to issue or cause the issuance of a Letter of Credit by delivering to the Issuer at the Payment Office the Issuer’s form of letter of credit application completed to the satisfaction of the Issuer; and, such other certificates, documents and other papers and information as the Issuer may reasonably request no later than 11:00 a.m. at least three (3) Business Days’ prior to the date of such proposed issuance. Each Letter of Credit shall have an expiry date not later than the earlier to occur of (a) 364 days from the date of issuance and (b) 30 days prior to the Facility Termination Date. The Issuer shall issue any Letter of Credit in its Permitted Discretion.

(b)	The Issuer shall notify the Agent and the Lenders of the request by the Borrower Representative for a Letter of Credit hereunder within a reasonable time after receiving such request.

2.10     Requirements For Issuance of Letters of Credit.

(a)

In connection with the issuance of any Letter of Credit, the Borrowers shall indemnify, save and hold the Agent, the Lenders and the Issuer harmless from any loss, cost, expense or liability, including payments made by the Agent, any Lender or the Issuer and expenses and reasonable attorneys’ fees incurred by the Agent, the Lenders or the Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for any Borrower. The Borrowers shall be bound by the Agent’s or the Issuer’s regulations and good faith interpretations of any Letter of Credit issued or created to the Loan Account, although this interpretation may be different from its own; and, neither the Agent, nor any Lender, nor the Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following any Borrower’s instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit unless on account of its own gross negligence or willful misconduct.

(b)

The Borrowers shall authorize and direct the Issuer to deliver to the Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

(c)

Each Lender shall to the extent of the amount equal to the product of such Lender’s Commitment Percentage multiplied by the aggregate amount of all unpaid reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in each such unpaid reimbursement obligation. In the event that at the time a disbursement is made the unpaid balance of Advances exceeds or would exceed, with the making of such disbursement, the Maximum Borrowing Amount, and such disbursement is not reimbursed by the Borrowers within two (2) Business Days, the Agent shall promptly notify each Lender and upon the Agent’s demand each Lender shall pay to the Agent such Lender’s proportionate share of such unpaid disbursement together with such Lender’s proportionate share of the Agent’s reasonable unreimbursed costs and expenses relating to such disbursement. In the event the Issuer makes a disbursement in respect of a Letter of Credit, each Lender shall pay to such Issuer, upon such Issuer’s demand, such Lender’s proportionate share of such disbursement together with such Lender’s proportionate share of such Issuer’s reasonable unreimbursed costs and expenses relating to such disbursement. Upon receipt by the Agent of a repayment from any Borrower of any amount disbursed by the Agent for which the Agent had already been reimbursed by the Lenders, the Agent shall deliver to each Lender that Lender’s pro rata share of such repayment. Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (i) the Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (ii) no Letter of Credit issued hereunder remains outstanding and uncancelled or (iii) all Persons (other than the applicable Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(d)

Immediately upon the request of the Agent, (i) after the occurrence of a Default or an Event of Default, or (ii) if any Letter of Credit remains outstanding after five (5) Business Days prior to the Facility Termination Date, in each such case, the Borrowers will deposit and maintain in an account with the Agent in cash, as cash collateral, in an amount equal to one hundred five percent (105%) of the amount of outstanding Letters of Credit. In each case, the Borrowers hereby irrevocably authorize the Agent, in its discretion, on the Borrowers’ behalf and in any Borrower’s name, to open such an account and to make and maintain deposits in such account or in an account opened by the Borrowers, in the amounts required to be made by the Borrowers, out of the proceeds of Accounts or other Collateral, from an Advance, or out of any other funds of the Borrowers coming into any Lender’s possession at any time. The Agent will invest such cash collateral (munus applicable Reserves) in such short-term money-market items as to which the Agent and the Borrowers mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. The Borrowers may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

2.11     Term Loan.

(a)     Amount of the Term Loan. Each Lender agrees to make a term loan (the “Term Loan”) to the Borrowers on the Closing Date, in an amount equal to such Lender’s Term Loan Commitment, which shall equal, in the aggregate of all Lenders, the Aggregate Term Loan Commitment. The Term Loan shall initially bear interest as a Base Rate Loan and may be converted into Libor Rate Loan in accordance with Section 2.2(d). If requested by a Lender, that’s Lender’s Term Loan shall be evidenced by a secured promissory note substantially in the form attached hereto as Exhibit C hereto (the “Term Loan Note”).

(b)     Initial Funding by each Lender. Each Lender shall make the amount of its Commitment Percentage of the Term Loan available to the Borrowers on the Closing Date by transferring immediately available funds to the Loan Account or as the Borrower Representative shall otherwise instruct in writing.

(c)     Amortization; Payments. The principal balance of the Term Loan shall be payable in equal installments equal to $416,667 and shall be payable on the first day of each calendar month, commencing on December 1, 2018. The final payment shall be in the amount equal to the remaining principal balance of the Term Loan and shall be payable on the Facility Termination Date. Payments or prepayments of the Term Loan may not be reborrowed.

(d)     Excess Cash Flow. The Borrowers shall, by no later than thirty (30) days following the earlier of the date on which the Borrowers deliver or should have delivered their annual financial statements pursuant to Section 9.5 of each year, commencing with the December 31, 2019 annual financial statements, until the Term Loan shall have been paid in full, make a prepayment on the Term Loan in an amount not less than twenty percent (20%) of the Excess Cash Flow for the most recently completed fiscal year, if any. Such payments shall be applied to the payments of the Term Loan in the inverse order of maturities.

2.12     Additional Payments. Any sums reasonably expended by the Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under any Loan Document, including the Loan Party’s obligations under Sections 2.9, 4.2, 4.4, 4.12, 4.13, 4.15, 6.7 and 16.9, may be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations.

2.13     Use of Proceeds. The Borrowers shall apply the proceeds of Advances and the Term Loan (a) to repay existing Indebtedness owed to Maxus Capital Group, LLC and Ramaco Coal, LLC, (b) to pay fees and expenses relating to the transaction contemplated by this Agreement, (c) for general corporate purposes and (d) to provide for working capital needs. The Borrowers shall not request any Loan or Letter of Credit, and the Borrowers shall not use, and shall ensure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

2.14     Manner of Borrowing and Payment; Settlement.

(a)	Each borrowing of Revolving Loans shall be advanced according to the applicable Commitment Percentages of the Lenders.

(b)

Each payment (including each prepayment) by the Borrowers on account of the principal of and interest on the Revolving Loans, shall be applied to the Revolving Loans pro rata according to the applicable Commitment Percentages of the Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to the Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 p.m. in Dollars and in immediately available funds.

(c)	Reserved.

(d)

If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances or other Loans, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances or other Loans, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances or other Loans, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances or other Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e)

Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to the Agent, the Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to the Agent on the next Settlement Date and, in reliance upon such assumption, make available to the Borrowers a corresponding amount. The Agent will promptly notify the Borrowers of its receipt of any such notice from a Lender. If such amount is made available to the Agent on a date after such next Settlement Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by the Agent, multiplied by (ii) such amount, multiplied by (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection (e) shall be presumed correct, in the absence of manifest error. If such amount is not in fact made available to the Agent by such Lender within three (3) Business Days after such Settlement Date, the Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to Revolving Loans hereunder, on demand from the Borrowers; provided, however, that the Agent’s right to such recovery shall not prejudice or otherwise adversely affect the Borrowers’ rights (if any) against such Lender.

2.15     Defaulting Lender.

(a)

Notwithstanding anything to the contrary contained herein, in the event any Lender (i) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance, (ii) notifies either the Agent or the Borrower Representative that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement), (iii) has notified any Borrower, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement, or (iv) becomes, or its parent becomes, subject to a Bankruptcy Event (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.15 while such Lender Default remains in effect.

(b)

Advances shall be incurred pro rata from the Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances or other Loans shall be applied to reduce the applicable Advances or other Loans of each Lender pro rata based on the aggregate of the outstanding Advances or other Loans of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances or other Loans of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances or other Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Advances or other Loans then outstanding.

(c)

A Defaulting Lender shall not be entitled to give instructions to the Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Loan Documents. All amendments, waivers and other modifications of this Agreement and the Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

(d)

Other than as expressly set forth in this Section 2.15, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.15 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, the Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

A Defaulting Lender may be replaced in accordance with Section 16.3(g). In the event a Defaulting Lender retroactively cures to the satisfaction of the Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

ARTICLE 3
INTEREST AND FEES

3.1     Interest.

(a)

Interest on the Loans shall be payable (i) with respect to Base Rate Loans, in arrears on the first (1st) day of each calendar month and (ii) with respect to Libor Loans, on the last day of the Interest Period applicable to the borrowing of which such Libor Loan is a part; provided that, if an Interest Period exceeds three months, the interest must also be paid every three months, commencing with three months from the beginning of such Interest Period. Interest charges shall be computed on the actual principal amount of Loans outstanding during the calendar month.

(b)

Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin, and Libor Rate Loans shall bear interest during each applicable Interest Period at a rate per annum equal to the Libor Rate plus the Applicable Libor Rate Margin.

(c)

Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the interest rate for Base Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect.

(d)

In the event that the Base Rate, Libor Rate or any other index that may be used to calculate interest due under the terms of this Agreement is determined to be less than zero, such index shall be deemed to be zero for purposes of this Agreement.

(e)

Upon and after the occurrence of an Event of Default, the Obligations (including all Letter of Credit Fees) shall bear interest at the highest applicable rate set forth in this Agreement plus two percent (2%) per annum.

3.2     Letter of Credit Fees.

(a)

Trade or Commercial Documentary Letters of Credit. With respect to each Letter of Credit that shall be a trade or commercial documentary letter of credit and the drafts thereunder, the Borrowers agree to pay to the Issuer issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuer in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(b)

Standby Letter of Credit. The Borrowers shall pay (i) to the Agent, for the ratable benefit of the Lenders, fees for each Letter of Credit, for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Letter of Credit Fee Percentage, such fees to be payable monthly in arrears on the first day of each calendar month and on the Facility Termination Date, (ii) [reserved], and (iii) to the Issuer, for its own account, any and all fees and expenses as agreed upon by the Issuer and the Borrowers in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse the Agent for any and all fees and expenses, if any, paid by the Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.

(c)

Fronting Fee. In addition to the other fees set forth in this Section, the Borrowers shall pay to the Issuer, for its own account, a fronting fee, which shall accrue at the rate of 0.15% per annum on the average daily face amount of each outstanding Letter of Credit during the period from and including the issuance of each such Letter of Credit to but excluding the day on which each such Letter of Credit expires or is terminated, such fees to be payable monthly in arrears on the first day of each calendar month and on the Facility Termination Date.

3.3     Unused Facility Fee. If, for any calendar month during the term of this Agreement, the average daily Revolving Exposure for each day of such calendar month does not equal the Aggregate Revolving Commitment, then the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, a fee at a rate per annum equal to the Applicable Unused Facility Fee Percentage, multiplied by the amount by which the Aggregate Revolving Commitment exceeds such average daily Revolving Exposure, such fees shall be payable to the Agent in arrears on the first (1st) day of each calendar month after the date hereof until the Facility Termination Date and on the Facility Termination Date.

3.4     Reserved.

3.5     Reserved.

3.6     Computation of Interest and Fees. Interest and fees hereunder, including Letter of Credit Fees, shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable interest rate during such extension.

3.7     Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by the Borrowers, and if the remaining excess amount is greater than the previously unpaid principal balance, the Lenders shall promptly refund such excess amount to the Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.8     Increased Costs. In the event that, (a) the introduction after a Lender becomes a party to this Agreement of any law, treaty, rule or regulation or any change therein after such Lender becomes a party hereto, (b) any change after a Lender becomes a party to this Agreement in the interpretation or administration of any law, treaty, rule or regulation by any central bank or other Governmental Body or (c) the compliance by the Agent, any Lender or the Issuer with any guideline, request or directive from any central bank or other Governmental Body (whether or not having the force of law) after such Agent, Lender or Issuer becomes a party to this Agreement (for purposes of this Section 3.8, the term “Agent” or “Lender” shall include the Agent or any Lender and any corporation or bank controlling the Agent or any Lender and the office or branch where the Agent or any Lender (as so defined) makes or maintains any Libor Rate Loans), shall:

(a)

subject the Agent or any Lender to any tax of any kind whatsoever with respect to any Loan Document or change the basis of taxation of payments to the Agent or any such Lender of principal, fees, interest or any other amount payable under any Loan Documents (except for (i) changes in the rate of tax on the overall net income of the Agent or any Lender by the jurisdiction in which it maintains its principal office or applicable lending office and (ii) taxes payable by a Loan Party under Section 4.13 of this Agreement);

(b)

impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of the Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)	impose on the Agent or any Lender or the London interbank offered rate market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to the Agent or any Lender of making, renewing or maintaining its Advances or the Term Loan hereunder by an amount that the Agent or any such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances or the Term Loan by an amount that the Agent or such Lender deems to be material, then, in any case the Borrowers shall promptly pay the Agent or such Lender, upon its demand, such additional amount as will compensate the Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Libor Rate. For purposes of this Section 3.8, any rules or directives concerning capital adequacy promulgated by the Bank of International Settlements pursuant to the Dodd-Frank Act or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date. The Agent or such Lender shall certify the amount of such additional cost or reduced amount to the Borrower Representative, and such certification shall be presumed correct absent manifest error.

Each Lender shall severally indemnify the Agent for any taxes (but only to the extent that the Loan Parties have not already indemnified the Agent for such taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Body. This indemnity obligation shall be paid within ten (10) days after the Agent delivers to the applicable Lender a certificate stating the amount of taxes so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

3.9     Basis For Determining Interest Rate Inadequate or Unfair; Indemnity; Libor Rate Unlawful.

(a)	In the event that the Agent or any Lender shall have determined that:

(i)	reasonable means do not exist for ascertaining the Libor Rate applicable pursuant to Section 2.2 for any Interest Period; or

(ii)

Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank libor market, with respect to an outstanding Libor Rate Loan, a proposed Libor Rate Loan, or a proposed conversion of a Base Rate Loan into a Libor Rate Loan, then the Agent shall give the Borrower Representative prompt notice of such determination. If such notice is given: (A) any such requested Libor Rate Loan shall be made as a Base Rate Loan, unless the Borrower Representative shall notify the Agent no later than 10:00 a.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Libor Rate Loan, (B) any Base Rate Loan or Libor Rate Loan which was to have been converted to an affected type of Libor Rate Loan shall be continued as or converted into a Base Rate Loan, or, if the Borrower Representative shall notify the Agent, no later than 10:00 a.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Libor Rate Loan, and (C) any outstanding affected Libor Rate Loans shall be converted into a Base Rate Loan, or, if the Borrower Representative shall notify the Agent, no later than 10:00 a.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Libor Rate Loan, shall be converted into an unaffected type of Libor Rate Loan, on the last Business Day of the then current Interest Period for such affected Libor Rate Loans. Until such notice has been withdrawn, the Lenders shall have no obligation to make an affected type of Libor Rate Loan or maintain outstanding affected Libor Rate Loans and the Borrowers shall not have the right to convert a Base Rate Loan or an unaffected type of Libor Rate Loan into an affected type of Libor Rate Loan.

(b)

The Borrowers shall indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless from and against any and all losses and expenses that the Agent or any Lender may sustain or incur as a consequence of any prepayment, conversion of, or any default by a Borrower in the payment of the principal of or interest on any Libor Rate Loan or failure by a Borrower to complete a borrowing of, a prepayment of or conversion of or to a Libor Rate Loan after notice thereof has been given, including any interest payable by the Agent or any Lender to lenders of funds obtained by it in order to make or maintain its Libor Rate Loans hereunder.

(c)

Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive or any change therein or in the interpretation or application thereof shall make it unlawful for the Agent or any Lender (for purposes of this Section 3.9(c), the term “Agent” or “Lender” shall include the Agent or any Lender or the office or branch where the Agent or any Lender or any corporation or bank controlling the Agent or any Lender makes or maintains any Libor Rate Loans) to make or maintain its Libor Rate Loans, the obligation of the Agent or any Lender to make Libor Rate Loans hereunder shall forthwith be cancelled and the Borrowers shall, if any affected Libor Rate Loans are then outstanding, promptly upon request from the Agent or any Lender, convert such affected Libor Rate Loans into Loans of another type. If any such conversion of any Libor Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Libor Rate Loan, the Borrowers shall pay the Agent or such Lender, upon the Agent’s or such Lender’s request, such amount or amounts as may be necessary to compensate the Agent or such Lender for any loss or expense sustained or incurred by the Agent or such Lender in respect of such Libor Rate Loan as a result of such conversion, including any interest or other amounts payable by the Agent or such Lender to lenders of funds obtained by the Agent or such Lender in order to make or maintain such Libor Rate Loan. A certificate as to any additional amounts payable pursuant to this clause submitted by the Agent to the Borrower Representative shall be presumed correct absent manifest error.

3.10     Capital Adequacy. In the event that the Agent or any Lender shall have determined that (a) the introduction after the Closing Date of any law, treaty, rule or regulation or any change therein after the Closing Date, (b) any change after the Closing Date in the interpretation or administration of any law, treaty, rule or regulation by any central bank or other Governmental Body or (c) the compliance by the Agent, any Lender or the Issuer with any guideline, request or directive from any central bank or other Governmental Body (whether or not having the force of law) after the Closing Date (for purposes of this Section 3.10, the term “Agent or any Lender” shall include the Agent or any Lender and any corporation or bank controlling the Agent or any such Lender and the office or branch where the Agent or any such Lender (as so defined) makes or maintains any Libor Rate Loans), has or would have the effect of reducing the rate of return on the Agent’s or any such Lender’s capital as a consequence of its obligations hereunder to a level below that which the Agent or any such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent’s or any such Lender’s policies with respect to capital adequacy) by an amount deemed by the Agent or any such Lender to be material, then, from time to time, the Borrowers shall pay upon demand to the Agent or any such Lender such additional amount or amounts as will compensate the Agent or such Lender for such reduction. In determining such amount or amounts, the Agent or any such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.10 shall be available to the Agent or any Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. For purposes of this Section 3.10, any rules or directives concerning capital adequacy promulgated by the Bank of International Settlements pursuant to the Dodd Frank Act or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date. A certificate of the Agent or any Lender setting forth such amount or amounts as shall be necessary to compensate the Agent or such Lender with respect to this Section 3.10 when delivered to the Borrower Representative shall be presumed correct absent manifest error.

ARTICLE 4
COLLATERAL: GENERAL TERMS

4.1     Security Interest in the Collateral. To secure the prompt payment and performance of the Obligations, each Loan Party hereby grants to the Agent, for its benefit, the benefit of the Lenders, the benefit of the Issuer, and the benefit of each of their respective Affiliates, a continuing security interest in and a pledge of all of its Collateral. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect the security interest of the Agent, the Lenders and the Issuer and shall cause its financial statements to reflect such security interest. Each Loan Party shall promptly provide the Agent with written notice of any commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Loan Party shall be deemed to hereby grant to the Agent a security interest and Lien in and to such commercial tort claims and all proceeds thereof.

4.2     Perfection of Security Interest. Each Loan Party shall take all action that may be necessary or desirable, or that the Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of the Agent’s security interest in the Collateral or to enable the Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including (a) immediately discharging all Liens other than Permitted Encumbrances, (b) using commercially reasonable efforts to obtain such Waivers as the Agent may request, (c) delivering to the Agent, endorsed or accompanied by such instruments of assignment as the Agent may specify, and stamping or marking, in such manner as the Agent may specify, any and all chattel paper, instruments, vehicle titles, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (d) entering into lockbox and other custodial arrangements satisfactory to the Agent, and (e) executing and delivering control agreements, instruments of pledge, notices and assignments, in each case in form and substance satisfactory to the Agent, relating to the creation, validity, perfection, maintenance or continuation of the Agent’s security interest in Collateral under the Uniform Commercial Code or other applicable law. By its signature hereto, each Loan Party hereby authorizes the Agent to file against such Loan Party, one or more financing, continuation, or amendment statements pursuant to the Uniform Commercial Code to perfect Liens securing Obligations arising hereunder in form and substance satisfactory to the Agent. All charges, expenses and fees the Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations, or, at the Agent’s option, shall be paid to the Agent promptly, but in no event later than three days, after demand.

4.3     Disposition of Collateral. Each Loan Party will safeguard and protect all Collateral for the Agent’s general account and shall make no disposition thereof whether by sale, lease or otherwise except as may be otherwise permitted under this Agreement.

4.4     Preservation of Collateral. Following the occurrence of a Default or an Event of Default, in addition to the rights and remedies set forth in Section 11.1, the Agent may at any time take such steps as the Agent deems necessary to protect the Agent’s interest in and to preserve the Collateral, including (a) the hiring of such security guards or the placing of other security protection measures as the Agent may deem appropriate; (b) employing and maintaining at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect the Agent’s interests in the Collateral; (c) leasing warehouse facilities to which the Agent may move all or part of the Collateral; and (d) using any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral. The Agent shall have, and is hereby granted by the Loan Parties to the fullest extent that the Loan Parties can provide such grant, a right of ingress and egress to any Real Property where the Collateral is located, and may proceed over and through any such Real Property. Each Loan Party shall cooperate fully with all of the Agent’s efforts to preserve the Collateral as permitted in the first sentence of this Section 4.4 and will take such actions to preserve the Collateral as the Agent may direct. The Agent is hereby authorized by the Loan Parties, the Lenders, and the Issuer, from time to time in the Agent’s sole discretion, (a) after the occurrence of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Loans to the Borrowers which the Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement. All of the Agent’s expenses of preserving the Collateral in accordance with the foregoing, including any expenses relating to the bonding of a custodian, shall be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations. With respect to custody, safekeeping and physical preservation of the Collateral in its possession, the Agent shall deal with the Collateral in the same manner as the Agent deals with similar property for similarly situated borrowers.

4.5     Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to the Agent’s security interest: (a) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to the Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by each Loan Party or delivered to the Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (d) each Loan Party’s Inventory and Equipment shall be located as set forth on Schedule 4.5 (as such schedule may be updated from time to time) and shall not be removed from such location(s) without the prior written consent of the Agent except with respect to repair, maintenance, or rebuild of such Equipment required to be performed off-site in the usual and customary course of business in the industry, the sale or other disposition of Inventory in the ordinary course of business and Equipment in accordance with this Agreement, and with respect to Inventory and Equipment in transit from one location identified on Schedule 4.5 (as such schedule may be updated from time to time) to another location identified on Schedule 4.5.

4.6     Defense of the Interests of the Agent and the Lenders. Until (a) payment and performance in full of all of the Obligations (other than contingent obligations that expressly survive the termination of this Agreement), and (b) termination of this Agreement the interests of the Agent and the Lenders in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without the Agent’s prior written consent, pledge, sell (except Inventory in the ordinary course of business), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, and except for sales, assignments, and transfers expressly permitted elsewhere herein, any part of the Collateral. Each Loan Party shall defend the interests of the Agent and the Lenders in the Collateral against any and all Persons whatsoever. At any time after the occurrence of an Event of Default, the Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If the Agent exercises such right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to the Agent at a place reasonably convenient to the Agent. In addition, with respect to all Collateral, the Agent, the Lenders, and the Issuer shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. After the occurrence of an Event of Default, each Loan Party shall, and the Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which the Agent holds a security interest to deliver same to the Agent and/or subject to the Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as the Agent’s trustee, and such Loan Party will immediately deliver them to the Agent in their original form together with any necessary endorsement.

4.7     Books and Records. Each Loan Party shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all Charges; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Accounts, advances and investments and all other proper accruals (including accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which shall be set aside from such earnings in connection with its business. All determinations pursuant to this Section 4.7 shall be made in all material respects in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the Loan Parties.

4.8     Financial Disclosure. Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time and promptly after the request of the Agent to exhibit and deliver to the Agent copies of any Loan Party’s financial statements (if any exist at or prior to the date of such request), trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to the Agent any information such accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all federal, state and municipal authorities to furnish to the Agent copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, the Agent will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or such authorities.

4.9     Compliance with Laws. Each Loan Party shall be in compliance in all material respects with all laws, acts, rules, regulations and orders of any Governmental Body with jurisdiction over it or the Collateral or any part thereof or to the operation of such Loan Party’s business, including, without limitation the USA PATRIOT Act and Beneficial Ownership Regulations. The Collateral at all times shall be maintained in accordance with the material requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

4.10     Inspection of Premises; Appraisals. At all times as the Agent reasonably deems necessary, the Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. The Agent and its agents may enter upon any of each Loan Party’s premises at any time during business hours and at any other reasonable time, and from time to time as the Agent deems necessary or desirable, for the purpose of auditing, inspecting and appraising the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business. The Agent shall have the right to conduct such audits, including “Desk Top” appraisals, inspections and appraisals at such times as the Agent deems necessary, in each case, at the Borrowers’ expense; provided that, notwithstanding the foregoing or anything else contained herein to the contrary, the Borrowers shall be required to pay for no more than two (2) field exams per calendar year unless an Event of Default occurs, in which case such limitation shall not apply.

4.11     Insurance. Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Loan Party’s own cost and expense in amounts and with carriers reasonably acceptable to the Agent, each Loan Party shall (a) keep all of its insurable properties and properties in which each Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party, including business interruption insurance for its preparation plants; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain general and excess liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; and (e) furnish the Agent with (i) a status report with respect to the renewal of all such insurance, no later than ten (10) days before the expiration date thereof, (ii) evidence of the maintenance of all such insurance by the renewal thereof no later than the expiration date thereof, and (iii) appropriate loss payable and additional insured endorsements in form and substance satisfactory to the Agent, naming the Agent as a co-insured and lender loss payee as its interests may appear but only with respect to all insurance coverage covering damage, loss or destruction of Collateral, and providing (A) that all proceeds thereunder covering a loss of or damage to Collateral shall be payable to the Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to the Agent. The Loan Parties shall provide copies of all such insurance policies (including the appropriate lender loss payee and additional insured endorsements) within thirty (30) days after the Agent’s request, however, only certificates of such insurance shall be required on the Closing Date. In the event of any loss under any insurance covering Collateral, the carriers named in such insurance policies covering Collateral hereby are directed by the Agent and the applicable Loan Party to make payment for such loss to the Agent and not to such Loan Party and the Agent jointly. If any insurance losses with respect to Collateral are paid by check, draft or other instrument payable to any Loan Party and the Agent jointly, the Agent may endorse such Loan Party’s name thereon and do such other things as the Agent may deem advisable to reduce the same to cash. Upon the occurrence of an Event of Default, the Agent is hereby authorized to adjust and compromise claims under insurance coverage with respect to Collateral.

4.12     Failure to Pay Insurance. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, the Agent, if the Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, and such premium shall be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations.

4.13     Payment of Taxes. Each Loan Party will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral including real and personal property taxes, assessments and Charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except those taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax Lien is stayed and sufficient reserves are established to the reasonable satisfaction of the Agent to protect the security interest of the Agent, for the benefit of the Lenders, in or Lien on the Collateral. If any (a) tax (other than U.S. withholding taxes as a result of FATCA or taxes based on net income, gross receipts or profits) is or may be imposed by any Governmental Body on or as a result of any transaction between any Loan Party and the Agent, any Lender, or the Issuer, on one hand, and the Loan Parties on the other hand, after such Person becomes a party to this Agreement and the Agent, any Lender, or the Issuer may is required to withhold or pay or (b) taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made in connection therewith which, in the Agent’s opinion, may possibly create a valid Lien on the Collateral, the Agent may without notice to the Loan Parties pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds the Agent, each Lender and the Issuer harmless in respect thereof. The Agent will not pay any taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of the Agent to protect the Agent’s security interest in or Lien on the Collateral. The amount of any payment by the Agent or any Lender under this Section 4.13 shall be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations and, until the Loan Parties shall furnish the Agent or such Lender with an indemnity therefor (or supply the Agent or such Lender with evidence satisfactory to the Agent that due provision for the payment thereof has been made), the Agent or such Lender may hold without interest any balance standing to the Loan Parties’ credit and the Agent or such Lender shall retain its security interest in any and all Collateral held by the Agent or such Lender. Each Foreign Lender shall provide to the Agent and the Borrowers any tax form (including any applicable supporting document) and document or information required under FATCA on or before becoming a party to this Agreement that will eliminate or reduce the rate of any taxes with respect to payments made under a Loan Document.

4.14     Payment of Leasehold Obligations. Each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at the Agent’s reasonable request, each Loan Party will provide evidence of having done so.

4.15     Accounts.

(a)

Nature of Accounts. Each of the Accounts shall be a bona fide and valid account representing a bona fide obligation incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Account is created. Such Account shall be due and owing without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the Loan Parties to the Agent (or except for adjustments for quality, demurrage and similar charges).

(b)

Solvency of Account Debtors. Each Account Debtor, to the Loan Parties’ knowledge, as of the date each Account is created, is solvent and able to pay all Accounts on which the Account Debtor is obligated to any Loan Party in full when due or with respect to such Account Debtor of any Loan Party who, to the Loan Parties’ knowledge, are not solvent such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover the uncollectible portion.

(c)

Locations of Loan Parties. Each Loan Party’s state of organization and chief executive office are located at the addresses set forth on Schedule 4.15(c). Until written notice is given to the Agent by the Borrower Representative of any other office at which any Loan Party keeps its records pertaining to Accounts, all such records shall be kept at such executive office.

(d)

Notification of Assignment of Accounts. At any time following the occurrence of an Event of Default, the Agent shall have the right to send notice of the assignment of, and the Agent’s security interest in, the Accounts to any and all Account Debtors or any third party holding or otherwise concerned with any of the Collateral. Thereafter, the Agent shall have the sole right to collect the Accounts, take possession of the Collateral, or both.

(e)

Power of Agent to Act on Loan Parties’ Behalf. The Agent shall have the right, at any time, to receive, endorse, assign and/or deliver in the name of the Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Accounts, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes the Agent or the Agent’s designee as such Loan Party’s attorney with power to (i) at any time, to (A) endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral, and (B) send verifications of Accounts to any Account Debtor; and (ii) upon the occurrence and during the continuance of an Event of Default, to (A) sign such Loan Party’s name on any invoice or bill of lading relating to any of the Accounts, drafts against Account Debtors, assignments and verifications of Accounts; (B) demand payment of the Accounts; (C) enforce payment of the Accounts by legal proceedings or otherwise; (D) exercise all of the Loan Parties’ rights and remedies with respect to the collection of the Accounts and any other Collateral; (E) settle, adjust, compromise, extend or renew the Accounts; (F) settle, adjust or compromise any legal proceedings brought to collect Accounts; (G) prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Account Debtor; (H) prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts; and (I) do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. The Agent shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to any Loan Party to such address as the Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(f)

No Liability. Neither the Agent, nor the Issuer nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof, or for any damage resulting therefrom, except in the event of gross negligence or willful misconduct. The Agent is authorized and empowered to accept the return of the goods represented by any of the Accounts, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(g)

Processing Collections; Cash Concentration Account. All collections from Account Debtors of the Borrowers sent to the Borrowers shall be deposited via scanner on a daily basis directly into the Cash Concentration Account. Collections received into the Cash Concentration Accounts shall (i) during a Cash Dominion Period, be applied to the Revolving Loan, and (ii) at all other times, be swept into the Borrower Representative’s main operating account that is maintained with the Agent. The Cash Concentration Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person. All funds deposited into the Cash Concentration Account shall be the exclusive property of the Agent and shall be subject to the sole and exclusive control of the Agent and only to such signing authority designated from time to time by the Agent. The Borrowers shall not have control over or any interest in such funds.

Any collections received by the Borrowers shall be deemed held by the Borrowers in trust and as fiduciary for the Lenders. The Borrowers agree not to commingle any such collections with any of Borrowers’ other funds or property, but to hold such funds separate and apart in trust and as fiduciary for the Agent until deposit is made into the Cash Concentration Account.

(h)

Adjustments. No Loan Party will, without the Agent’s consent, compromise or adjust any Account (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore (i) customary in the business or industry of the Borrowers, and (ii) done in the ordinary course of the Borrowers’ business.

(i)

Payment of Fees. Each Loan Party shall pay to the Agent, for its benefit, on demand all usual and customary fees and expenses which the Agent incurs in connection with (i) the forwarding of Advance proceeds and (ii) the establishment and maintenance of any accounts as provided for in this Section 4.15. The Agent may, without making demand, charge all such fees and expenses to the Loan Account as a Revolving Loan that is a Base Rate Loan and add them to the Obligations.

4.16     Maintenance of Equipment. Each Loan Party shall maintain its Equipment in good operating condition and repair in substantial accordance with industry standards (reasonable wear and tear excepted) and shall make all necessary replacements of and repairs thereto so that the value and operating efficiency of such Equipment shall be maintained and preserved in the ordinary course of such Loan Party’s business. No Loan Party shall use or operate the Equipment in material violation of any law, statute, ordinance, code, rule or regulation.

4.17     Exculpation of Liability. Nothing herein contained shall be construed to constitute the Agent, any Lender or the Issuer as any Loan Party’s agent for any purpose whatsoever, nor shall the Agent, any Lender or the Issuer be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither the Agent, nor the Issuer nor the Lenders, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to the Agent, the Issuer or the Lenders, and neither the Agent, nor the Issuer nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.18     Environmental Matters.

(a)

The Loan Parties shall ensure that the Real Property remains in material compliance with all material Environmental Laws and that they shall not place or permit to be placed any Hazardous Substances on any Real Property, in each case, except as permitted by applicable law or appropriate Governmental Bodies.

(b)

In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such Person hereinafter the “Authority”), then the Loan Parties shall, within five (5) Business Days, give written notice of same to the Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow the Agent to protect its security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon the Agent or any Lender with respect thereto.

(c)

The Loan Parties shall promptly forward to the Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Loan Party to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Loan Party and the Authority regarding such claims to the Agent until the claim is settled. The Loan Parties shall promptly forward to the Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow the Agent to protect the Agent’s security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon the Agent with respect thereto.

4.19     Financing Statements. Except for (a) the financing statements filed by the Agent, and (b) those financing statements permitted to be filed hereunder, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.20     Pledged Securities.

(a)

Schedule 5.3 sets forth, as of the Closing Date, a complete and accurate list of the ownership of the issued and outstanding Equity Interests of each Borrower (other than Borrower Representative, which is publicly traded) and their respective Subsidiaries, if any. Each Loan Party represents and warrants that (i) all Pledged Securities owned by it have been duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Agent representing any Pledged Securities, either such certificates are Securities as defined in Article 8 of the Uniform Commercial Code as a result of actions by the issuer or otherwise, or, if such certificates are not Securities as defined in Article 8 of the Uniform Commercial Code, such Loan Party has so informed the Agent so that the Agent may take steps to perfect its security interest therein as a General Intangible and each Loan Party covenants to not cause such certificates to become Securities as defined in Article 8 of the Uniform Commercial Code without the Agent’s prior written consent, (iii) with respect to any Pledged Securities not represented by certificates, such Loan Party has so informed the Agent so that the Agent may take steps to perfect its security interest therein as a General Intangible and each Loan Party covenants to not cause such uncertificated Pledged Securities to become represented by certificates or to become Securities as defined in Article 8 of the Uniform Commercial Code without the Agent’s prior written consent, and (iv) all such Pledged Securities held by a securities intermediary are covered by a control agreement among such Loan Party, the securities intermediary and the Agent pursuant to which the Agent has Control.

(b)

(i) None of the Pledged Securities has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) except as set forth on Schedule 5.3, there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Securities or which obligate the issuer of any Pledged Securities to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any Governmental Body or any other Person is required for the pledge by such Loan Party of such Pledged Securities pursuant to this Agreement or for the exercise by the Agent of remedies in respect of the Pledged Securities, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(c)

(i) Each Borrower hereby grants a security interest in and pledges and collaterally assigns all of each Borrower’s rights and title to the Pledged Securities. For the better protection of the Agent and the Lenders hereunder, the Borrowers shall execute appropriate transfer powers with respect to the Pledged Securities represented by certificates and, concurrently therewith, deliver such the Pledged Securities and the aforesaid transfer powers with the Agent promptly upon Agent’s request. (ii) Each Borrower authorizes the Agent, at any time after the occurrence of an Event of Default, to transfer the Pledged Securities into the name of the Agent or the Agent’s nominee, but the Agent shall be under no duty to do so. Notwithstanding any provision or inference herein or elsewhere to the contrary, unless and until there shall have occurred an Event of Default (A) the Agent shall have no right to vote the Pledged Securities, and (B) the Borrowers shall be entitled to receive and retain (free from the lien of the Agent once paid) all dividends and other distributions made with respect to the Pledged Securities prior to an Event of Default, unless the payment of such dividends or distributions caused an Event of Default (and for clarification, Borrowers may in all cases receive and retain (free from the lien of the Agent once paid) dividends permitted by this Agreement made prior to an Event of Default). (iii) The Agent shall at all times have the rights and remedies of a secured party under the Uniform Commercial Code and Ohio law as in effect from time to time, in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, the Notes or any other Loan Document, or otherwise provided in law or equity. Upon the occurrence of an Event of Default hereunder, the Agent, in its sole discretion, may sell, assign, transfer and deliver the Pledged Securities, at any time, or from time to time. No prior notice need be given to the Borrowers or to any other Person in the case of any sale of the Pledged Securities that the Agent reasonably determines to be declining speedily in value or that is customarily sold in any securities exchange, over-the-counter market or other recognized market, but in any other case the Agent shall give the Borrower Representative no fewer than ten days prior notice of either the time and place of any public sale of the Pledged Securities or of the time after which any private sale or other intended disposition thereof is to be made. Each Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, the Agent may purchase the Pledged Securities, or any part thereof, free from any right of redemption, all of which rights each Borrower hereby waives and releases. After deducting all expenses, and after paying all claims, if any, secured by liens having precedence over this Agreement, the Agent may apply the net proceeds of each such sale to or toward the payment of the Obligations, whether or not then due, in such order and by such division as the Agent in its sole discretion may deem advisable. Any excess, to the extent permitted by law, shall be paid to the Borrowers.

4.21     Cash Management System. The Borrowers shall establish and maintain, until the payment in full of the Obligations and the termination of the Commitment, the cash management systems described below:

(a)

Scanner. On or before the Closing Date, the Borrowers shall (i) establish a scanner system with KeyBank, and (ii) promptly scan and deposit all items of payment received by the Borrowers into the Cash Concentration Account.

(b)

Cash Concentration Account. On or before the Closing Date, the Borrowers shall have established a Cash Concentration Account with KeyBank. All collections from sales of Inventory or from Account Debtors shall be deposited directly on a daily basis, and in any event no later than the first Business Day after the date of receipt thereof, into Borrowers’ Cash Concentration Account as set forth in Section 4.15(g). Such funds shall be in the identical form in which such collections were made (except for any necessary endorsements) whether by cash or check. The Cash Concentration Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person other than the Agent and the Lenders.

(c)

Operating Account; Payroll Account. The Borrower Representative shall maintain, in its name, an operating account with KeyBank, into which the Agent shall, from time to time, deposit proceeds of the Revolving Loans made to the Borrowers for use by the Loan Parties in accordance with the provisions of this Agreement. Unless otherwise agreed by the Agent and the Borrowers, any Revolving Loan requested by the Borrowers and made under this Agreement shall be deposited into the operating account. The Borrowers shall not accumulate or maintain cash in the operating account or payroll or other such accounts, as of any date of determination, in excess of checks outstanding against the Controlled Disbursement Account (or Controlled Disbursement Accounts) and other deposit accounts approved by the Agent (such as medical benefit accounts, flexible spending accounts and automated clearing house accounts) as of that date, and amounts necessary to meet minimum balance requirements. The Borrowers shall be permitted to maintain a payrolls account with The Huntington National Bank, into which it shall only deposit funds in an amount necessary to meet the current minimum payroll requirements.

(d)

Controlled Disbursement Account. The Loan Parties shall maintain, in the name of the Borrower Representative, a Controlled Disbursement Account with KeyBank. The Borrowers may maintain more than one Controlled Disbursement Account. The Borrowers shall base its requests for Revolving Loans on, among other things, the daily balance of the Controlled Disbursement Account (or Controlled Disbursement Accounts). The Borrowers shall not, and shall not cause or permit any Loan Party, to maintain cash in any Controlled Disbursement Account, as of any date of determination, in excess of checks outstanding against such account as of that date, and amounts necessary to meet minimum balance requirements.

(e)

Security Accounts. The Cash Concentration Account, the operating account and the Controlled Disbursement Accounts shall be referred to in this Agreement as “Security Accounts” with all cash, checks and other similar items of payment in such accounts securing payment of the Obligations.

(f)

Costs of Collection. All service charges and costs related to the establishment and maintenance of the Security Accounts shall be the sole responsibility of the Borrowers, whether the same are incurred by the Agent, any Lender or one of the Loan Parties. The Loan Parties hereby indemnify and hold the Agent and each Lender harmless from and against any loss or damage with respect to any deposits made in the Security Accounts that are dishonored or returned for any reason. If any deposits are dishonored or returned unpaid for any reason, the Agent, in its sole discretion, may charge the amount thereof against the Cash Concentration Account or any other Security Account or other Deposit Account of one or more of the Loan Parties. The Agent and the Lenders shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of the Agent or any Lender, except losses or damages resulting from the gross negligence or willful misconduct of the Agent or a Lender, as determined by a final judgment of a court of competent jurisdiction.

(g)

Return of Funds. Upon the payment in full of the Obligations (other than continuing indemnification obligations) and the termination of all the commitment hereunder, (i) the Lender’s security interests and other rights in funds in the Security Accounts shall terminate, (ii) all rights to such funds shall revert to the Loan Parties, as applicable, and (iii) Lender will, at the Borrowers’ expense, take such steps as the Borrower Representative may reasonably request to evidence the termination of such security interests and to effect the return to the Borrowers of such funds.

4.22     Mineral Interest Descriptions. The leasehold and mineral interests described in the applicable UCC-1 Financing Statements naming Ramaco Resources, LLC, as debtor, and the Lender, as lender, previously prepared by the Borrowers and delivered to Lender, for filing of record in the official records of Logan County, West Virginia, McDowell County, West Virginia, Wyoming County, West Virginia, Buchanan County, Virginia, and Tazewell County, Virginia, as applicable, constitute all of the leasehold and mineral interests of Ramaco Resources, LLC in such counties from which Ramaco Resources, LLC presently extracts coal or other minerals. No Borrower other than Ramaco Resources, LLC has any leasehold and mineral interests in such counties from which it presently extracts coal or other minerals. Not later than ten (10) days before Ramaco Resources LLC or any other Borrower commences extraction of coal or other minerals from any property not described in such UCC-1 Financing Statements, the applicable Borrower shall prepare and deliver to the Lender a UCC-1 Financing Statement naming such Borrower, as debtor, and the Lender, as lender. Such UCC-1 Financing Statement shall describe such new property from which such Borrower anticipates extraction of coal or other mineral interests, shall be in form sufficient for filing in the official records of the applicable county in which such new property sits, and shall be reasonably acceptable to the Lender.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants as follows:

5.1     Authority. Each Loan Party has the full power, authority and legal right to enter into this Agreement and the other Loan Documents to which it is a party and to perform all of its respective obligations hereunder and thereunder, as the case may be. This Agreement and the other Loan Documents to which each Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the other Loan Documents by each Loan Party a party hereto or thereto has been approved by all necessary corporate action.

5.2     Formation and Qualification; Subsidiaries. Each Loan Party is duly incorporated or organized, as the case may be, and in good standing under the laws of the jurisdictions listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a) (as such Schedule may be updated from time to time) which constitute all jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all of the Subsidiaries of each Loan Party are listed on Schedule 5.2(b).

5.3     Officers, Directors, Shareholders, Capitalization. The names and titles of all executive officers and directors of each Loan Party, as of the Closing Date, are set forth on Schedule 5.3. Schedule 5.3 also sets forth for each Loan Party, as of the Closing Date, the names of such Loan Party’s (other than that of Borrower Representative) shareholders and a description of such Person’s Equity Interest in such Loan Party (including, if applicable, a listing of the share certificates and the number of shares of capital stock held by such Person). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests in any Loan Party or any Subsidiary thereof, except as set forth on Schedule 5.3.

5.4     Governmental Approvals; No Conflicts. The transactions contemplated by this Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Body, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any Material Business Agreement, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Permitted Encumbrances.

5.5     Tax Returns. Each Loan Party has filed all federal, state and local tax returns and other reports such Loan Party is required by law to file and has paid all taxes, assessments, fees and other Charges that are due and payable. The provision for taxes on the books of such Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books. No tax Liens have been filed and no claims are being asserted with respect to any taxes.

5.6     Financial Statements.

(a)

The monthly projected statements of income, statements of cash flow, balance sheet and availability, for the twelve-month periods ending on December 31, 2018 and 2019, of the Borrowers and their Subsidiaries prepared on a consolidated and consolidating basis and their projected balance sheets as of the Closing Date, all prepared in a form reasonably satisfactory to the Agent and copies of which were delivered to the Agent (the “Projections”), were prepared by a Financial Officer of the Borrower Representative, are based on underlying assumptions and estimates which provide a reasonable basis for the projections contained therein and reflect the Borrowers’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

(b)

Each of (i) the audited consolidated and consolidating balance sheets of the Borrower Representative and its Subsidiaries and such other Persons described therein as of December 31, 2017, and the related statements of income, changes in stockholders’ equity, and changes in cash flow for the period ended on such date, all accompanied by reports therein containing opinions without qualification by independent certified public accountants and (ii) the consolidated and consolidating balance sheets of the Borrower Representative and its Subsidiaries and such other Persons described therein as of September 30, 2018, and the related statements of income, changes in stockholders’ equity, and changes in cash flow for the period ended on such date, prepared by an Authorized Officer of the Borrower Representative, copies of which have been delivered to the Agent, have been prepared in accordance with GAAP, consistently applied and present fairly in all material respects the financial condition of the Borrowers and their Subsidiaries at such date and the results of their operations for such period. Since December 31, 2017, there has been (i) no change in the financial condition of the Borrowers and their Subsidiaries taken as a whole as shown on the consolidated balance sheet as of such date, and (ii) no change in the aggregate value of machinery, Equipment and Real Property (if any) owned by the Borrowers and their Subsidiaries, other than, in each case, changes in the ordinary course of business, none of which individually or in the aggregate has had, or reasonably could be believed to have a Material Adverse Effect.

5.7     Corporate Name. No Loan Party has been known by any other corporate name in the past five (5) years and does not sell Inventory under any other name, nor has any Loan Party been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.8     M.S.H.A. and Environmental Compliance.

(a)

Each Loan Party has duly complied with, and (i) its facilities, business, assets, property, and Equipment, and (ii) to its knowledge, its leaseholds are in compliance in all material respects with, the provisions of the Federal Mine Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; and, there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations which could have a Material Adverse Effect.

(b)

Each Loan Party has been issued all required Federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws necessary for its operations as currently conducted.

(c)

(i) there are no material releases, spills, discharges, leaks or disposals (each, a “Release”) of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) to the knowledge of any Loan Party, the Real Property has not ever been used as a treatment, storage or disposal facility of Hazardous Waste and (iv) to the knowledge of any Loan Party, no Hazardous Substances are present on the Real Property.

5.9     Solvency; No Litigation, No Violation, ERISA.

(a)

After giving effect to the transactions contemplated by this Agreement, the Loan Parties will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b)

Except as disclosed in Schedule 5.9(b), no Loan Party has any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect.

(c)

No Loan Party is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d)	No Loan Party is a member of any Controlled Group nor does it maintain or contribute to any Plan or Multiemployer Plan.

5.10     Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Loan Party are set forth on Schedule 5.10 (as such Schedule may be updated from time to time), are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the patents, trademarks, service marks, copyrights, design rights, tradenames, assumed names, trade secrets and licenses which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename, trade secret or license and no Loan Party is aware of any grounds for any challenge, except as set forth in Schedule 5.10. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all customized software licensed by any Loan Party, such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.10.

5.11     Licenses and Permits. Each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to comply with or procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

5.12     Default of Indebtedness. No Loan Party is in default in the payment of the principal of or interest on any Indebtedness with a principal amount outstanding in excess of $250,000, or under any instrument or agreement under or subject to which any such Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.13     No Burdensome Restrictions; No Default. No Loan Party is subject to any restriction or party to any contract or agreement, the compliance with or the performance of which could reasonably be expected to have a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance. No Loan Party is in default in the payment or performance of any of its contractual obligations.

5.14     No Labor Disputes. No Loan Party is involved in any labor dispute and there are no strikes or walkouts or union organization of any of the Loan Party’s employees in existence, or, to the knowledge of any Loan Party, threatened, and no labor contract is scheduled to expire during the term of this Agreement.

5.15     Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance or the Term Loan will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16     Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17     Disclosure. No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading.

5.18     Hedging Contracts. No Loan Party is a party to, nor will it be a party to, any Hedging Contract unless same provides that damages upon termination following an event of default thereunder are payable on a “two-way basis” without regard to fault on the part of either party.

5.19     Material Business Agreements. All Material Business Agreements to which any Loan Party is a party or is bound are listed on Schedule 5.19. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Business Agreement to which it is a party.

5.20     Anti-Terrorism Laws.

(a)

No Loan Party nor any Affiliate of any Loan Party, is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)

No Loan Party, nor any Affiliate of any Loan Party or their respective agents acting or benefiting in any capacity in connection with the Advances, the Term Loan, or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)	a Person with which the Agent, any Lender or the Issuer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)	a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)

a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)	a Person who is affiliated or associated with a Person listed above.

No Loan Party or, to the knowledge of any Loan Party, any of its agents acting or benefiting in any capacity in connection with the Advances, the Term Loan or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

5.21     Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Loan Parties, their Subsidiaries and their respective officers and employees and, to the knowledge of each Loan Party and its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. No (a) Loan Party, Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any Loan Party, any agent of any Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE 6
AFFIRMATIVE COVENANTS

Each Loan Party shall until payment in full of the Obligations and termination of this Agreement:

6.1     Conduct of Business and Maintenance of Existence and Assets.

(a)	Conduct continuously and operate actively its business according to good business practices;

(b)	keep in full force and effect its existence; and

(c)

make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

6.2     Violations. Immediately notify the Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party or the Collateral which could reasonably be expected to have a Material Adverse Effect.

6.3     Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio (for the Loan Parties on a consolidated basis) of not less than 1.10 to 1.00 calculated as of the last day of the fiscal quarter ending on December 31, 2018 for the period equal to four (4) consecutive fiscal quarters then ending and as of the last day of each fiscal quarter thereafter for the period equal to the four (4) consecutive fiscal quarters then ending.

6.4     Execution of Supplemental Instruments. Execute and deliver, and will cause each Subsidiary to execute and deliver, or cause to be executed and delivered, to the Agent and the Lenders such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, and other documents and such other actions), which may be required by law or which the Agent or any Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created, all at the expense of the Loan Parties.

6.5     Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its Indebtedness.

6.6     Standards of Financial Statements. Cause all financial statements referred to in Sections 9.5, 9.6 and 9.8 to be complete and correct in all material respects (subject, in the case of interim financial statements, to notes and normal year-end audit adjustments) and to be prepared in reasonable detail.

6.7     Taxes. Pay, and cause each Subsidiary thereof to pay, when due, all income taxes, assessments and other Charges. If any tax, assessment or other Charge by any Governmental Body creates a Lien on the Collateral which the Agent, in the exercise of its sole judgment, determines is currently enforceable and neither inchoate nor stayed, the Agent may without notice to the Loan Parties pay the taxes, assessments or other Charges. Any such payments shall be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations, or, at the Agent’s option, shall be paid to the Agent immediately upon demand.

6.8     Deposit Accounts.    Not maintain any deposit, investment, brokerage and any other account with any financial institution other than KeyBank, unless such account is set forth on Schedule 6.8. Other than the petty cash accounts maintained with Logan Bank and Fifth Third Bank, and payroll accounts maintained with The Huntington National Bank, each such account set forth on Schedule 6.8 shall be and remain subject to an account control agreement duly executed on behalf of the applicable financial institution; provided that (x) the Loan Parties may maintain the accounts listed on Schedule 6.8 without obtaining an account control agreement duly executed on behalf of the applicable financial institution for the 60 consecutive day period immediately following the Closing Date so long as the aggregate dollar amount of deposits in all such accounts does not at the end of any Business Day exceed $250,000, and (y) no petty cash account shall contain more than $10,000 at any time. Following the Closing Date, no Loan Party shall open a deposit, investment, brokerage and other account with any financial institution unless (a) it has received the prior written consent of the Agent and (b) it delivers to the Agent an account control agreement with respect to such account duly executed by the financial institution.

6.9     Interest Rate Protection. Promptly upon the Agent’s request, maintain Hedging Contracts with financial institutions reasonably acceptable to the Agent on such terms and under such conditions as shall be reasonably acceptable to the Agent in its Permitted Discretion.

ARTICLE 7
NEGATIVE COVENANTS

No Loan Party shall until satisfaction in full of the Obligations and termination of this Agreement:

7.1     Merger, Consolidation, Acquisition and Sale of Assets. Except with the Agent’s written consent in its Permitted Discretion:

(a)

enter into any Acquisition (other than a Permitted Acquisition), merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it.

(b)

Sell, pledge, lease, transfer or otherwise dispose of any of its properties or assets, except in the ordinary course of its business or once any such property or asset in reached its useful life or is no longer useful to the business of the Loan Parties.

7.2     Creation of Liens. Create, assign, transfer or suffer to exist any Lien upon or against any of its Collateral, except Permitted Encumbrances.

7.3     Guarantees.Except as set forth Schedule 7.3, become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to the Agent, any Lender or the Issuer), except (a) the endorsement of checks in the ordinary course of business, (b) guarantees made by a Loan Party with respect to the Obligations of another Loan Party, and (c) guarantees incurred by any Loan Party in respect of Indebtedness of any other Loan Party permitted by Section 7.8.

7.4     Investments. Purchase, hold, acquire or invest in the obligations or stock of, or any other interest in, or make or permit to exist any investment or any other interest in (including any option, warrant or other right to acquire any of the foregoing) any Person, except (a) investments existing on the Closing Date and set forth on Schedule 7.4, (b) obligations issued or guaranteed by the United States of America or any agency thereof, (c) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (d) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, or (e) U.S. money market funds (i) rated AAA by Standard & Poors, Inc. or with an equivalent rating from Moody’s Investors Service, Inc., or (ii) that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

7.5     Loans. Make advances, loans or extensions of credit to any Person (other than another Loan Party), including any Subsidiary or Affiliate, except with respect to the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business.

7.6     Reserved.

7.7     Dividends and Distributions.

(a)

Declare, pay or make any dividend on any shares of the common stock or preferred stock or other Equity Interest, as the case may be, of any Loan Party (other than dividends or distributions payable in stock or other Equity Interest, as the case may be, or split-ups, or reclassifications of its stock), or apply or otherwise distribute any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock or other Equity Interest, as the case may be, or of any options to purchase or acquire any such shares of common or preferred stock or other Equity Interest, as the case may be, of any Loan Party except with respect to any Loan Party, the Borrowers may make dividends and distributions as long as (i) a notice of termination with regard to this Agreement shall not be outstanding, (ii) no Event of Default or Default shall exist immediately prior to or after giving effect to such dividend, (iii) the Borrowers shall have Excess Availability of at least twenty percent (20%) of the Revolving Commitment for the sixty (60) days immediately prior and immediately after giving effect to such dividend or distribution, (iv) the Fixed Charge Coverage Ratio calculated in accordance with Section 6.3 shall equal or exceed 1.20 to 1.00 as of the last day of the fiscal quarter immediately preceding such dividend or distribution after giving effect to such dividend or distribution as if it had been made during such prior fiscal quarter and (v) the Term Loan has been paid in full; or

(b)

Except as set forth on Schedule 5.3, enter into or issue, as applicable, any subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of any Loan Party.

7.8     Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except in respect of:

(a)	Indebtedness existing on the Closing Date and set forth on Schedule 7.8 (including any extensions, renewals or refinancings thereof so long as the principal amount thereof is not increased);

(b)	Indebtedness to the Agent, the Lenders and the Issuer under or pursuant to the Loan Documents;

(c)	Indebtedness incurred for Capital Expenditures;

(d)	Indebtedness as permitted under Sections 7.3;

(e)	Indebtedness arising from Hedging Contracts; and

(f)	If the Term Loan is paid in full, other Indebtedness in an aggregate outstanding principal amount not to exceed $2,500,000.

7.9     Nature of Business. Substantially change the nature of the business in which it is currently engaged, nor, except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business, as presently conducted.

7.10     Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

7.11     Reserved.

7.12     Subsidiaries; Partnerships.

(a)

Form any Domestic Subsidiary unless, (i) such Subsidiary expressly becomes a Borrower and becomes jointly and severally liable for the Obligations, (ii) the Borrower which is the parent entity of such Subsidiary pledges, in accordance with Section 4.20, the Equity Interest of such Subsidiary to the Agent, for the benefit of the Agent and the Lenders, so that such Subsidiary’s Equity Interest becomes Pledged Securities, (iii) the Agent shall have received all documents, including organizational documents and legal opinions it may reasonably require in connection therewith, including, without limitation, all information that may be reasonably requested by the Agent to comply with applicable “know your customer” requirements established by U.S. regulatory authorities (including without limitation pursuant to the Beneficial Ownership Regulation), and (iv) such Subsidiary grants first priority perfected Liens in its assets to the Agent, for the benefit of the Agent and the Lenders (subject to Permitted Encumbrances); provided, however, to the extent such Subsidiary becomes a Borrower, none of such assets which become Collateral shall be included in the Borrowing Base in accordance with the terms of this Agreement until such time as the Agent makes such determination in its Permitted Discretion unless (A) they meet the eligibility requirements contained in this Agreement and (B) the Agent has conducted a Collateral audit and appraisal with respect to such assets;

(b)

Form any Foreign Subsidiary unless the Borrower which is the parent entity of such Subsidiary pledges, in accordance with Section 4.20, the applicable percentage the Equity Interest of such Subsidiary to the Agent, for the benefit of the Agent and the Lenders, so that such percentage of such Subsidiary’s Equity Interest becomes Pledged Securities; or

(c)	Enter into any partnership, joint venture or similar agreement.

7.13     Reserved.

7.14     Fiscal Year and Accounting Changes. Change its fiscal year from a calendar year or make any material change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required or permitted by law.

7.15     Pledge of Credit. Now or hereafter pledge the credit of the Agent or any Lender on any purchase or for any purpose whatsoever.

7.16     Amendment of Charter Documents. Amend, modify or waive any material term or provision of its Charter Documents.

7.17     ERISA. Become part of a Controlled Group or create, maintain or become obligated to contribute to any Plan or Multiemployer Plan.

7.18     Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to the Agent, the Lenders or the Issuer or other than payment of rentals, royalties, trade payables or similar items in the ordinary course of business) or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party (other than to the Agent, the Lenders or the Issuer).

7.19     Modification of Material Business Agreements. Amend, waive or otherwise modify in any material respect the terms of any Material Business Agreement which could result in a Material Adverse Effect without the prior written consent of the Agent.

7.20     Anti-Terrorism Laws. At any time, (a) directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) directly or through its Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; (c) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law or (d) fail to deliver to the Agent, the Lenders or the Issuer any certification or other evidence requested from time to time by the Agent, any Lender or the Issuer in their sole judgment, confirming each Loan Party’s compliance with this Section 7.20.

7.21     Ramaco Coal, Inc. So long as Ramaco Coal, Inc., is not a Borrower hereunder, permit Ramaco Coal, Inc. to engage in any business or own any material assets or have any liabilities; provided that it may engage in those activities that are incidental to (a) the maintenance of its corporate existence in compliance with applicable law, and (b) legal, tax and accounting matters in connection with any of the foregoing activities; provided further that the Borrowers are permitted to dissolve Ramaco Coal, Inc. without the consent of the Agent so long as the Borrowers provide the Agent notice of dissolution.

ARTICLE 8
CONDITIONS PRECEDENT

8.1     Conditions to Initial Loans. The agreement of the Agent, the Lenders and the Issuer, as the case may be, to make the initial Loans and other Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by the Agent, the Lenders and the Issuer, immediately prior to or concurrently with the making of such Loans and other Advances, of the following conditions precedent, unless waived by the Agent:

(a)	Loan Documents. The Agent shall have received duly executed Loan Documents, all in form and substance satisfactory to the Agent;

(b)

Collateral and Security. All Collateral items required to be physically delivered to the Agent under the Loan Documents shall have been so delivered, accompanied by any appropriate instruments of transfer (or arrangements satisfactory to the Agent for such delivery shall be in place), and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and incurrence of the Obligations and the delivery of the Loan Documents shall have been paid in full;

(c)	Lien Searches. The Agent shall have received accurate and complete copies of any Lien, pending suit, title and other public record searches required by the Agent;

(d)

Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of the Agent, a perfected security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and all actions necessary to perfect and protect the Liens of the Agent shall have been taken; provided, however, that any filings required to be made in counties in which the Borrowers operations are located shall be made within three (3) Business Days following the Closing Date;

(e)

Corporate Proceedings of the Loan Parties. The Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Agent, of the Board of Directors, Managers or Members, as the case may be, of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any related agreements, and (ii) the granting by such Loan Party of the security interests in and Liens upon the Collateral, in each case, certified by an Authorized Officer of such Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(f)

Incumbency Certificates of the Loan Parties. The Agent shall have received a certificate of the Secretary of each Loan Party, dated the Closing Date, as to the incumbency and signature of the Authorized Officers of each Loan Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary;

(g)

Charter Documents. The Agent shall have received copies of the Charter Documents of each Loan Party, together with all amendments thereto, certified by the Secretary of State or other appropriate official of such entity’s jurisdiction of formation, incorporation or organization, as the case may be (with respect to the formation documents), and by an Authorized Officer of such Loan Party (with respect to the governance documents);

(h)

Good Standing. The Agent shall have received copies of good standing certificates, or similar certifications, as applicable, for the Loan Parties dated not more than ten (10) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such entity’s jurisdiction of incorporation or organization, as the case may be, and each jurisdiction where the conduct of each entity’s business activities or the ownership of each such entity’s properties necessitates qualification;

(i)

Legal Opinion. The Agent shall have received the executed legal opinion of Steptoe & Johnson PLLC, in form and substance satisfactory to the Agent, which shall cover such matters incident to the transactions contemplated by this Agreement, and the other Loan Documents as the Agent may reasonably require and the Loan Parties hereby authorize and direct such counsel to deliver such opinion to the Agent;

(j)

No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers, directors or managers of any Loan Party, (A) in connection with the Loan Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of the Agent, is deemed material or (B) which could, in the reasonable opinion of the Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by the Loan Documents shall have been issued by any Governmental Body;

(k)

Collateral Examination; Trade References. The Agent shall have (i) completed a Collateral examination and received an Equipment appraisal, the results of which shall be satisfactory in form and substance to the Agent and the Issuer, (ii) reviewed all books and records in connection with the Collateral, and (iii) reviewed various trade references with respect to the Loan Parties, in form and substance satisfactory to the Agent;

(l)	Fees. The Agent shall have received all fees payable to the Agent, the Lenders and the Issuer on or prior to the Closing Date;

(m)

Financial Statements. The Agent shall have received (i) financial statements set forth in Section 5.6, and (ii) such financial statements shall not in the reasonable judgment of the Agent, reflect any material adverse change in the consolidated financial condition of any Loan Party since December 31, 2017. The Agent shall have received a copy of the Projections described in Section 5.6 which shall be satisfactory in all respects to the Agent;

(n)

Insurance. The Agent shall have received, in form and substance satisfactory to the Agent, evidence that each Loan Party has the insurance required by Section 4.11, listing the Agent as lender loss payee, additional insured and mortgagee, as applicable;

(o)

Payment Instructions. The Agent shall have received written instructions from the Borrower Representative directing the application of proceeds of the initial Loans and other Advances made pursuant to this Agreement;

(p)

Collection Accounts and Cash Management Systems. The Borrowers shall have delivered to the Agent and, as the case may be, established (i) the cash management system, and executed the Master Agreement, in form and substance satisfactory to Agent, and (ii) a Cash Concentration Account, operating account, scanner arrangement, and any other required accounts with the Agent for the collection or servicing of the Accounts and proceeds of the Collateral, in each case satisfactory to the Agent.

(q)

Customer List. The Borrowers shall have delivered to the Agent a complete list of all Account Debtors of each Borrower, including but not limited to the name, address and contact information of each Account Debtor, in form and detail satisfactory to Agent.

(r)

Advertising Permission Letter. The Borrowers shall have delivered to Agent an advertising permission letter, authorizing the Agent to publicize the transaction and specifically to use the name of the Loan Parties in connection with “tombstone” advertisements in one or more publications selected by the Agent.

(s)

Consents and Waivers. The Agent shall have received any and all Consents and Waivers (with respect to certain premises leased by the Loan Parties at which Inventory is located) necessary to permit the effectuation of the transactions contemplated by the Loan Documents; and, such Consents and Waivers of such third parties as might assert claims with respect to the Collateral, as the Agent and its counsel shall deem necessary;

(t)

No Adverse Material Effect. (i) Since December 31, 2017, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to the Agent shall have been proven to be inaccurate or misleading in any material respect;

(u)	Contract Review. The Agent and its counsel shall have reviewed all Material Business Agreements and such agreements shall be satisfactory in all material respects to the Agent and its counsel;

(v)

Existing Indebtedness. The Agent shall have received (i) a payoff letter, in form and substance satisfactory to the Agent, pursuant to which any existing Indebtedness that is to be paid by initial Loans hereunder will be paid in full, and (ii)  evidence satisfactory to the Agent that all necessary termination statements, satisfaction documents and any other applicable releases in connection with any existing Indebtedness and all other Liens with respect to the Loan Parties that are not Permitted Encumbrances have been filed or arrangements satisfactory to the Agent have been made for such filing;

(w)

Borrowing Base; Excess Availability. The Agent shall have received an executed Borrowing Base Certificate from the Borrower Representative demonstrating that the Borrowing Base is sufficient in value and amount to support the Advances in the amount requested by the Borrower Representative on the Closing Date. After giving effect to the initial Advances hereunder, the Excess Availability shall equal or exceed $3,000,000;

(x)

Beneficial Ownership. The Agent shall have received at least three Business Days prior to the Closing Date all documentation and other information in respect of the Borrowers and their Affiliates required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulations, that has been reasonably requested by the Agent;

(y)	Legal and Capital Structure. The Agent shall have reviewed and shall be satisfied with the legal and capital structure of the Borrowers after the consummation of the transactions contemplated herein;

(z)

Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent and its counsel.

8.2     Conditions to Each Advance. The agreement of the Agent, the Lenders and the Issuer to make any Advance requested to be made on any date (including the initial Loans and Advances), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)

Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to any Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)

No Event of Default. No Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that, the Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default and that any Advances so made shall not be deemed a waiver of any such Event of Default.

(c)	Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate Revolving Exposure shall not exceed the Maximum Borrowing Amount.

Each request for an Advance by the Borrower Representative hereunder shall constitute a representation and warranty by the Borrowers as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

8.3     Post-Closing Conditions.

(a)     Landlord Waivers. As soon as possible, but in any event, within sixty (60) days following the Closing Date, or such later date as may be approved by the Agent in its sole discretion, the Borrowers shall use commercially reasonable efforts to deliver to the Agent, in form and substance satisfactory to the Agent, Waivers for the Borrowers two corporate offices located at 250 West Main Street, Suite 1800, Lexington, KY and 301 RHL Boulevard, Suite 12 – 2nd Floor, South Charleston, WV.

ARTICLE 9
INFORMATION AS TO THE LOAN PARTIES

Each Borrower shall, on behalf of itself and the other Loan Parties, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1     Disclosure of Material Matters. Immediately upon learning thereof, report to the Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral including any Lien or claim asserted against the Collateral, any loss, damage or destruction of any material portion of the Collateral, and any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or material claims or material disputes asserted by any Account Debtor or other obligor.

9.2     Collateral Reporting and Information.

(a)

Borrowing Base. Unless a Cash Dominion Period is in effect, the Borrower Representative shall deliver to the Lender, within twenty-five (25) days after the end of each calendar month, a Borrowing Base Certificate for the calendar month just ended reconciled to the financial statements delivered pursuant to Section 9.6 for such month, prepared by a Financial Officer of the Borrower Representative. During each Cash Dominion Period, the Borrower Representative shall deliver to the Lender, as frequently as the Lender may request, but no less frequently than by 5:00 P.M. (Eastern time) on each Wednesday of each calendar week (or the next Business Day if such Wednesday is not a Business Day), a Borrowing Base Certificate (for the period ending on Friday of the week prior to the date such Borrowing Base Certificate is submitted) prepared and certified by a Financial Officer of the Borrower Representative. Each Borrowing Base Certificate shall be updated for all activity (including the recalculation of ineligibles) impacting the accounts receivable of the Borrowers from the date of the immediately preceding Borrowing Base Certificate to the date of such Borrowing Base Certificate. The amount of Eligible Coal Inventory and the determination as to which accounts receivable constitute Eligible Accounts to be included on each Borrowing Base Certificate shall, absent a request from the Lender that such amounts be calculated more frequently, be the amount that is calculated and updated monthly pursuant to subsections (b) and (c) below.

(b)

Accounts Receivable Aging Report. The Borrowers shall deliver to the Agent an accounts receivable aging report, in form and substance satisfactory to the Agent and signed by a Financial Officer of the Borrower Representative, (i) concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, aged by the original invoice date of accounts receivable of the Borrowers, prepared as of the last day of the preceding month, reconciled to the month-end balance sheet and month-end Borrowing Base Certificate, together with the calculation of the current month-end Eligible Accounts of the Borrowers, (ii) upon the Agent’s request, an aging by original invoice date of all existing accounts receivable, specifying the names, current value and dates of invoices for each Account Debtor, and (iii) that includes any other information the Agent shall reasonably request with respect to such accounts receivable and its evaluation of such reports.

(c)

Inventory Report. The Borrowers shall deliver to the Agent a summary of Inventory, in form and substance satisfactory to the Agent and signed by a Financial Officer of the Borrower Representative, concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, based upon month-end balances reconciled to the month-end balance sheet and the month-end Borrowing Base Certificate, and accompanied by an Inventory certification, in form and substance reasonably acceptable to the Agent and including a calculation of the Eligible Coal Inventory of the Borrowers (the calculation of Eligible Coal Inventory reflecting the then most recent month-end balance). The Borrowers shall deliver to the Agent, after the end of each month, Inventory records, in such detail as the Agent shall deem reasonably necessary to determine the level of Eligible Coal Inventory. The values shown on the Inventory reports shall be at the lower of cost or market value, determined in accordance with the usual cost accounting system of the Borrowers. The Borrowers shall provide such other reports with respect to the Inventory of the Borrowers as the Agent may reasonably request from time to time.

(d)

Accounts Payable Aging Report. The Borrowers shall deliver to the Agent, concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, in form and detail satisfactory to the Agent, an aging summary of the accounts payable of the Borrowers, dated as of the last day of the preceding month.

(e)

Equipment Report. The Borrowers shall deliver to the Agent, as frequently as the Agent may request, an itemized schedule describing the kind, type, quality, quantity and book value of the Equipment of the Borrowers.

(f)

Customer List. The Borrowers shall deliver to the Agent an updated customer list, concurrently with the delivery of any field audit report and upon request by any field examiner of the Agent, that sets forth all Account Debtors of the Borrowers, including but not limited to the name, address and contact information of each Account Debtor, in form and detail satisfactory to the Agent.

(g)

Locations of Collateral. The Borrowers shall deliver to the Agent, within thirty (30) days after the end of each fiscal year of the Borrower Representative, a replacement Schedule 4.5 that sets forth each location (including third party locations) where any Loan Party conducts business or maintains any Accounts, Inventory or Equipment, in form and substance satisfactory to the Agent.

(h)

Financial Information of the Loan Parties. The Borrowers shall deliver to the Agent, within ten days of the written request of the Agent, such other information about the financial condition, properties and operations of any Loan Party as the Agent may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to the Agent and certified by an Authorized Officer of the Borrower Representative.

(i)

Shareholder and SEC Documents. The Borrowers shall deliver to the Agent (or give notice of availability thereof on the SEC Edgar Website), as soon as available, (i) copies of Form 10-Q quarterly reports, Form 10-K annual reports and Form 8-K current reports, (ii) upon request of the Agent, copies of any other filings made by the Borrowers with the SEC, and (iii) notice of (and, upon the request of the Agent, copies of) any other information that is provided by the Borrowers to its shareholders generally.

(j)

Delivery Through Approved Electronic Communication System. Unless otherwise required by the Agent, the Borrowers shall have the option of delivering all documents and other information required to be provided to the Agent pursuant to Section 9.2(a) (Borrowing Base Certificate), Section 9.2(b) (Accounts Receivable Aging Report), Section 9.2(c) (Inventory Report), Section 9.2(d) (Accounts Payable Aging Report) and Section 9.2(e) (Equipment Report) through the Approved Electronic Communication System, and such submissions shall be completed by a Financial Officer of the Borrower Representative or any other Person acceptable to the Agent.

9.3     Litigation. Immediately notify the Agent in writing of any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

9.4     Material Occurrences. Immediately notify the Agent in writing upon the occurrence of (a) any Event of Default or Default under this Agreement; (b) any default (which is not timely cured) under any Material Business Agreement; (c) any event, development or circumstance whereby any financial statements or other reports furnished to the Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of the Loan Parties on a consolidated or consolidating basis as of the date of such statements; (d) each and every default by any Loan Party which would reasonably be expected to result in the acceleration of the maturity of any Indebtedness including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case, to the extent permitted by applicable law, describing the nature thereof and the action the Loan Parties propose to take with respect thereto.

9.5     Annual Financial Statements. Furnish the Agent within one hundred twenty (120) days after the end of each fiscal year of the Loan Parties, audited financial statements of the Borrower Representative on a consolidated and consolidating basis including statements of income and stockholders’ equity and cash flow from the beginning of such fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, in all cases prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by the Loan Parties and satisfactory to the Agent. In addition, the reports shall be accompanied by a Compliance Certificate and a copy of any management report, letter or similar writing that may have been furnished to the Borrowers by the independent public accountants in respect of the systems, operations, financial condition or properties of the Loan Parties.

9.6     Monthly Financial Statements. Furnish the Agent within thirty (30) days after the end of each fiscal month, an unaudited balance sheet of the Loan Parties on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of the Loan Parties on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of the Loan Parties and setting forth in each case in comparative form the figures from the projected annual operating budget delivered pursuant to Section 9.8 covering the current fiscal year. In addition, the financial statements furnished as of the last day of each of the Borrowers’ fiscal quarters shall be accompanied by a Compliance Certificate and a copy of any management report, letter or similar writing, if any, that may have been furnished to the Borrowers by the independent public accountants in respect of the systems, operations, financial condition or properties of the Loan Parties.

9.7     Additional Information. Furnish the Agent with such additional information as the Agent shall reasonably request in order to enable the Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Loan Parties, including, without the necessity of any request by the Agent, (a) all documentation and other information that the Agent requests to enable the Agent and the Lenders to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulations, (b) copies of all environmental audits and reviews, (c) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new place of business, closing of any existing place of business or a change in its legal name, and (d) immediately upon any Loan Party’s learning thereof, notice of any material labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

9.8     Projected Operating Budget, Availability Forecast. Furnish the Agent no later than the beginning of each fiscal year of the Loan Parties, commencing with fiscal year 2019 and each fiscal year thereafter during the term of this Agreement, a month by month projected operating budget and cash flows of the Loan Parties on a consolidated and consolidating basis for such fiscal year (including an income statement and statement of cash flows for each calendar month, and a balance sheet and availability projection as at the end of each calendar month), such projections to be accompanied by a certificate signed by a Financial Officer of the Borrower Representative to the effect that such projections and forecasts have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reasonable basis to question the reasonableness of any material assumptions on which such projections and forecasts were prepared.

9.9     Notice of Suits, Adverse Events. Furnish the Agent with immediate notice of (a) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent, (c) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material adverse change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by the Agent and/or the Issuer, and (d) copies of any material notices and other communications from any Governmental Body which specifically relate to any Loan Party.

ARTICLE 10
EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1     Payment of Obligations. Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for in any Loan Document;

10.2     Misrepresentations. Any representation or warranty made or deemed made by any Loan Party in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith, as the case may be, shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3     Failure to Furnish Information. Failure by any Loan Party to (a) furnish financial information required to be provided hereunder when due, (b) furnish any additional financial information requested by the Agent within ten (10) days after such information is requested, or (c) permit the inspection of its books or records;

10.4     Liens Against Assets. Issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Loan Party’s property other than as permitted hereunder;

10.5     Breach of Covenants. Failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant contained in any Loan Document (other than those in Sections 4.7, 4.9, 4.16, 6.1, 6.2, 6.7 or 6.8 hereof) or contained in any Loan Document hereafter entered into; and (b) failure or neglect of any Loan Party to perform, keep or observe any other term, provision, condition, covenant contained in Sections 4.7, 4.9, 4.16, 6.1, 6.2, 6.7 or 6.8 hereof and such failure shall continue for fifteen (15) days from the occurrence of such failure or neglect;

10.6     Judgment. Any judgment or judgments are rendered or judgment liens filed against any Loan Party for an aggregate amount in excess of $500,000 which within thirty (30) days of such rendering or filing is not either appealed, satisfied, stayed, discharged of record or bonded;

10.7     Insolvency and Related Proceedings. Any Loan Party or any Affiliate or Subsidiary thereof shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business, (d) commence a voluntary case under any state or Federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.8     Material Adverse Effect.Except as covered under any other Section of this Article 10, any Material Adverse Effect occurs;

10.9     Loss of Priority Lien. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

10.10     Breach of Material Business Agreements. A default of the obligations of any Loan Party under any Material Business Agreement to which it is a party shall not be cured within any applicable cure period if such default could reasonably be expected to have a Material Adverse Effect;

10.11     Cross Default; Cross Acceleration. Any Loan Party shall (a) default in any payment of principal of or interest on any Indebtedness with an outstanding principal amount in excess of $250,000 beyond any period of grace with respect to such payment or (b) default beyond any period of grace in the observance of any other covenant, term or condition contained in any agreement or instrument pursuant to which such Indebtedness with an outstanding principal amount in excess of $250,000 is created, secured or evidenced, if the effect of such default is to permit the acceleration of any such Indebtedness (whether or not such right shall have been waived);

10.12     Change of Control. Any Change of Control shall occur without the Agent’s written consent;

10.13     Invalidity of Loan Documents. Any material provision of any Loan Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to the Agent;

10.14     Loss of Material Intellectual Property. (a) Any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of any Loan Party, or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Loan Party’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material adverse modification of such license, permit, trademark, tradename or patent; or (b) any agreement which is necessary or material to the operation of any Loan Party’s business shall be revoked or terminated and not replaced by a substitute acceptable to the Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.15     Destruction of Collateral. Any portion of the Collateral shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party shall have become the subject matter of litigation which might, in the reasonable opinion of the Agent, upon final determination, result in material impairment or loss of the security provided by any Loan Document;

10.16     Business Interruption. The operations of any Loan Party are interrupted at any time for more than seven (7) consecutive days, which interruption would reasonably be expected to have a Material Adverse Effect; or

10.17     Guarantor Repudiation. Any applicable guaranty of the Obligations shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such guaranty, or any guarantor of the Obligations shall fail to comply with any of the terms or provisions of the guaranty to which it is a party, or any such guarantor shall deny that it has any further liability under the guaranty to which it is a party, or shall give notice to such effect.

ARTICLE 11
LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT

11.1     Rights and Remedies. Upon the occurrence of (a) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of the Lenders and the Issuer to make Advances and maintain Loans shall be deemed terminated; and (b) any other Event of Default and at any time thereafter (such Event of Default not having previously been waived by the Agent), at the option of the Required Lenders, all Obligations shall be immediately due and payable and the Lenders and the Issuer shall have the right to terminate this Agreement and to terminate the obligation of the Lenders and the Issuer to make Advances and maintain Loans. Upon the occurrence of any Event of Default, the Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take, to the extent permitted by applicable law, possession of and sell any or all of the Collateral with or without judicial process. The Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and the Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as the Agent may deem advisable and the Agent may require the Loan Parties to make the Collateral available to the Agent at a convenient place. With or without having the Collateral at the time or place of sale, the Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as the Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale the Agent or the Issuer may bid for and become the purchaser, and the Agent, any Lender, the Issuer or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, the Agent is granted permission to use all of each Loan Party’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (y) Inventory for the purpose of disposing of such Inventory and (z) equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied in accordance with Section 11.6. If any deficiency shall arise, the Loan Parties shall remain liable to the Agent, the Lenders and the Issuer therefor.

11.2     Agent Discretion. The Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies the Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any rights of the Agent, the Lenders or the Issuer hereunder.

11.3     Setoff. In addition to any other rights which the Agent, any Lender or the Issuer may have under applicable law, upon the occurrence of an Event of Default hereunder, the Agent, such Lender and the Issuer, including any branch, Subsidiary or Affiliate thereof, shall have a right to apply any Loan Party’s property held by the Agent, any Lender or the Issuer, such branch, Subsidiary or Affiliate to reduce the Obligations.

11.4     Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5     Appointment of Receiver. Upon the occurrence and during the continuation of an Event of Default, the Agent shall be entitled, to the immediate appointment of a receiver for all or any part of the Collateral, whether such receivership is incidental to a proposed sale of the Collateral, pursuant to the Uniform Commercial Code or otherwise. Each Loan Party hereby consents to the appointment of such a receiver without notice or bond, to the full extent permitted by applicable statute or law; and waives any and all notices of and defenses to such appointment and agrees not to oppose any application therefor by the Agent, but nothing herein is to be construed to deprive the Agent or any Lender of any other right, remedy or privilege the Agent or any Lender may have under law to have a receiver appointed, provided, however, that, the appointment of such receiver shall not impair or in any manner prejudice the rights of the Agent or any Lender to receive any payments provided for herein. Such receivership shall, at the option of the Agent, continue until full payment of all of the Obligations.

11.6     Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of the Obligations or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders and the Issuer under this Agreement and the Loan Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders and the Issuer in connection with enforcing its rights under this Agreement and the Loan Documents or otherwise with respect to the Obligations owing to such Lender or the Issuer;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest arising under or pursuant to this Agreement or the Loan Documents;

FIFTH, to the payment of the outstanding principal amount of the Obligations constituting Advances (including the payment or cash collateralization of the outstanding amount of Letters of Credit), treasury management services and Hedging Contracts;

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and the Issuer shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender or the Issuer bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH”, and “SIXTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (i) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause “SIXTH” above in the manner provided in this Section 11.6.

ARTICLE 12
WAIVERS AND JUDICIAL PROCEEDINGS

12.1     Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Accounts, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, Notice of Loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2     Delay. No delay or omission on the Agent’s, any Lender’s or the Issuer’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

12.3     Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE 13
EFFECTIVE DATE AND TERMINATION

13.1     Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, the Agent, the Lenders and the Issuer, shall become effective on the date hereof and shall continue in full force and effect until the Facility Termination Date unless sooner terminated as herein provided. Without limiting Section 11.1, (a) the Aggregate Revolving Commitment shall expire on the Facility Termination Date and (b) all unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date. The Borrowers may terminate this Agreement with at least thirty (30) Business Days’ prior written notice thereof to the Agent, upon (a) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (b) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Agent of a cash deposit as required by Section 2.10(d), (c) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon, and (d) the payment in full of any amount due under Section 2.12.

13.2     Termination. The termination of this Agreement shall not affect any Loan Party’s, the Agent’s, any Lender’s or the Issuer’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to the Agent, each Lender and the Issuer hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Loan Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been paid or performed in full after the termination of this Agreement or each Loan Party has furnished the Agent, the Lenders and the Issuer with an indemnification satisfactory to the Agent, the Lenders and the Issuer with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and the Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds and upon such payment, the Agent promptly shall file all necessary termination statements. All representations, warranties, covenants, waivers and agreements contained herein shall survive the termination hereof until all Obligations are paid or performed in full. Without limitation, all indemnification obligations contained herein shall survive the termination hereof and payment in full of the Obligations.

ARTICLE 14
THE BORROWER REPRESENTATIVE

14.1

Appointment; Nature of Relationship. The Borrower Representative is hereby appointed by each of the Borrowers as its contractual representative hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in its operating account, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower, provided that, in the case of a Revolving Loan, such amount shall not exceed such Borrower’s Borrowing Base availability. The Agent, the Lenders and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Article 14.

14.2

Joint and Several Obligations. All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by the Agent, any Lender or the Issuer to any Borrower, failure of the Agent, any Lender or the Issuer to give any Borrower notice of borrowing or any other notice, any failure of the Agent, any Lender or the Issuer to pursue or preserve its rights against any Borrower, the release by the Agent, any Lender or the Issuer of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Agent, any Lender or the Issuer to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses. Without limiting the generality of the foregoing, each of the Borrowers hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the Obligations of, and inure to and are binding upon, each and all of the Borrowers, jointly and severally. Each covenant, agreement, obligation, representation and warranty of the Borrowers contained herein constitutes the joint and several undertaking of each Borrower. Each Borrower acknowledges that the Obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of Obligations of the other Borrowers and, in full recognition of that fact, each Borrower consents and agrees that the Agent and the Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower: (a) supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any of the Loan Documents, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept partial payments; (d) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Agent, in its sole and absolute discretion may determine; (e) release any Person from any personal liability with respect to this Agreement or any part thereof; (f) settle, release on terms satisfactory to the Agent or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (g) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower, or any other Person, and correspondingly restructure the Obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations evidenced hereby. Each Borrower states and acknowledges that: (w) pursuant to this Agreement, the Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible as if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such Borrower if each Borrower were not jointly and severally liable for payment of the Obligations; (x) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (y) it is both a condition precedent to the Obligations of the Agent and the Lenders hereunder and a desire of the Borrowers that each Borrower execute and deliver to the Agent and the Lenders this Agreement; and (z) the Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement. Each Borrower agrees if such Borrower’s joint and several liability hereunder, or if any Liens securing such joint and several liability, would, but for the application of this Section 14.2, be unenforceable under applicable law, such joint and several liability and each such Lien shall be valid and enforceable to the maximum extent that would not cause such joint and several liability or such Lien to be unenforceable under applicable law, and such joint and several liability and such Lien shall be deemed to have been automatically amended accordingly at all relevant times. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans or Advances made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and, be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (A) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (B) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the United States Bankruptcy Code, Section 4 of the UFTA, or (C) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the United States Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

14.3

Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Agent. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

14.4

Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

14.5

Waivers. Each Borrower expressly waives (a) any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers (except as set forth in Section 14.2) or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations and (b) any defense it may otherwise have to the payment and performance of the Obligations based on any contention that its liability hereunder and under the Loan Documents is limited and not joint and several. Each Borrower acknowledges and agrees that the foregoing waivers serve as a material inducement to the agreement of the Lenders and the Issuer to make the Advances and other Loans, and that the Lenders and the Issuer are relying on each specific waiver and all such waivers in entering into this Agreement. The undertakings of each Borrower hereunder secure the Obligations of itself and the other Borrowers.

ARTICLE 15
REGARDING THE AGENT

15.1     Appointment. Each Lender and the Issuer hereby designates KeyBank to act as the Agent for each such Lender and the Issuer under this Agreement and the Loan Documents. Each Lender and the Issuer hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and the Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of the Lenders and the Issuer. The Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes) the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability or which is contrary to this Agreement or the Loan Documents or applicable law unless the Agent is furnished with an indemnification reasonably satisfactory to the Agent with respect thereto.

15.2     Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Loan Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be (a) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct, or (b) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any of the Loan Documents, as the case may be, or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Loan Documents or for any failure of any Loan Party to perform its obligations hereunder. The Agent shall not be under any obligation to any Lender or the Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Loan Documents, or to inspect the properties, books or records of any Loan Party. The duties of the Agent as respects the Advances to the Loan Party shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or the Issuer; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein.

15.3     Lack of Reliance on the Agent and Resignation. Independently and without reliance upon the Agent, any other Lender or the Issuer, each Lender and the Issuer has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (b) its own appraisal of the creditworthiness of each Loan Party. The Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or the Issuer with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. The Agent shall not be responsible to any Lender or the Issuer for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Loan Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

The Agent may resign on thirty (30) days’ written notice to each of the Lenders, the Issuer and the Borrower Representative and upon such resignation, the Required Lenders will designate prior to the end of such thirty day period a successor the Agent reasonably satisfactory to the Loan Parties.

Any such successor of the Agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former the Agent’s rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former the Agent. After the Agent’s resignation as the Agent, the provisions of this Article 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

15.4     Certain Rights of the Agent. If the Agent shall request instructions from the Lenders and the Issuer with respect to any act or action (including failure to act) in connection with this Agreement or any Loan Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders and the Issuer shall not have any right of action whatsoever against the Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

15.5     Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Loan Documents and its duties hereunder, upon advice of counsel selected by it. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care.

15.6     Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Loan Documents, unless the Agent has received notice from a Lender, the Issuer or a Loan Party referring to this Agreement or the Loan Documents, describing such Default or Event of Default. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders and the Issuer. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and the Issuer.

15.7     Indemnification. To the extent the Agent is not reimbursed and indemnified by the Loan Parties, each Lender will reimburse and indemnify the Agent and the Issuer in proportion to its respective portion of the Loans and other Advances (or, if no Loans or other Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent or the Issuer in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Loan Document; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.

15.8     The Agent in its Individual Capacity. With respect to the obligation of the Agent to lend under this Agreement, the Loans and other Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as the Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender. The Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

15.9     Delivery of Documents. To the extent the Agent receives financial statements required under Article 9 of this Agreement, the Agent will promptly furnish such documents and information to the Lenders and the Issuer.

15.10     Loan Parties’ Undertaking to the Agent. Without prejudice to their respective obligations to the Lenders and/or the Issuer under the other provisions of this Agreement, each Loan Party hereby undertakes with the Agent to pay to the Agent from time to time on demand all amounts from time to time due and payable by it for the account of the Agent, the Lenders or the Issuer or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of the Lenders and the Issuer or the relevant one or more of them pursuant to this Agreement.

15.11     No Reliance on the Agent’s Customer Identification Program. Each of the Lenders and the Issuer acknowledges and agrees that neither such Lender nor the Issuer, nor any of their Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Issuer’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, this Agreement, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record keeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws.

ARTICLE 16
MISCELLANEOUS

16.1     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of Ohio, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Borrower Representative at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s, any Lender’s and/or the Issuer’s option, by service upon the Borrower Representative which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of Ohio. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Agent, any Lender or the Issuer to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Loan Party against the Agent, any Lender or the Issuer involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a Federal or state court located in the County of Cuyahoga, State of Ohio.

16.2     Entire Understanding; Amendments.

(a)

This Agreement and the other Loan Documents contain the entire understanding between each Loan Party, the Agent, the Lenders and the Issuer and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of the Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)

The Required Lenders, the Agent with the consent in writing of the Required Lenders, and the Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Loan Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Lenders, the Issuer, the Agent or the Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, the consent of the Issuer must be obtained with respect to any amendment, waiver or consent with respect to Sections 2.8, 2.9 and 2.10 or any other provisions, the amendment or waivers of which would adversely affect the Issuer and, provided, further, that no such supplemental agreement shall:

(i)	increase the Revolving Commitment of any Lender, without the written consent of the Agent and such Lender;

(ii)	extend the maturity of any Note or the due date for any amount payable hereunder without the written consent of the Agent and each Lender affected thereby;

(iii)

decrease the rate of interest or reduce any fee payable by the Loan Parties to the Lenders and/or the Issuer pursuant to this Agreement without the written consent of the Agent and each Lender and/or Issuer affected thereby;

(iv)	alter the definition of the term Required Lenders without the consent of the Agent and each Lender;

(v)	alter, amend or modify this Section 16.2(b) without the consent of the Agent and each Lender;

(vi)

release any Collateral during any calendar year (other than in connection with dispositions of collateral permitted by this Agreement) having an aggregate value in excess of One Million Dollars ($1,000,000) without the consent of each Lender; provided, however, that, if an Event of Default has occurred and is continuing, the consent of each Lender shall be required to release any such Collateral; provided, however, notwithstanding anything in this Agreement to the contrary, upon repayment of the Term Loan, Agent shall be authorized and required to release any and all Liens on the Equipment and any proceeds thereof, such that the Equipment and Proceeds related thereto shall no longer be Collateral, and the limitations on sale, divestiture, disposal, leasing and other restrictions, and representations, warranties, and covenants, with respect thereto shall be of no further effect;

(vii)	change the rights and duties of the Agent without the consent of each Lender;

(viii)	increase the advance rates in the definition of Borrowing Base above the advance rates in effect on the Closing Date without the consent of each Lender;

(ix)	release any Loan Party from the Obligations under this Agreement, or any Loan Document without the consent of each Lender; or

(x)	alter, amend or modify Section 11.6 hereof without the consent of each Lender.

Any such supplemental agreement shall apply equally to each Lender and the Issuer and shall be binding upon the Loan Parties, the Lenders, the Issuer, the Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, the Agent, the Lenders and the Issuer shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, the Agent may at its discretion and without the consent of the Lenders, voluntarily permit the outstanding Revolving Loans and the amount of Letters of Credit outstanding at any time to exceed one hundred five percent (105%) of the Borrowing Base for up to ninety (90) consecutive Business Days provided that such outstanding Advances do not exceed the Aggregate Revolving Commitment. For purposes of the preceding sentence, the discretion granted to the Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Accounts” or “Eligible Coal Inventory”, as applicable, becomes ineligible or collections of Accounts applied to reduce outstanding Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event the Agent involuntarily permits the outstanding Advances to exceed the Borrowing Base by more than five percent (5%), the Agent shall use its efforts to have the Loan Parties decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Advances made after the Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

(c)

If, following the Closing Date, the Agent and the Borrower Representative shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower Representative shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof (it being understood that the Agent has no obligation to agree to any such amendment).

16.3     Transfers and Assignments.

(a)

Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their rights or Obligations hereunder without the prior written consent of the Agent. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of Section 16.3(b), (ii) by way of participation in accordance with the provisions of Section 16.3(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 16.3(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 16.3(d) and, to the extent expressly contemplated hereby, the Affiliates of each of the Agent, the Lenders and the respective directors, officers, employees, agents and advisors of such Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

Transfer of Commitments. Upon first obtaining the prior written consent of the Borrower Representative (provided that if an Event of Default has occurred and is continuing, prior written consent of the Borrowers Representative shall not be required), any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its commitment to make Advances hereunder and the Advances at the time owing to such Lender); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s commitment to make Advances hereunder and the Advances at the time owing to such Lender or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the commitment to make Advances hereunder (which for this purpose includes Advances outstanding thereunder) or, if the applicable commitment to make Advances hereunder is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000), in the case of any assignment in respect of Advances, unless the Agent otherwise consents; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the commitment to make Advances hereunder assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in Advances on a non-pro rata basis; (iii) any assignment of a commitment to make Advances hereunder must be approved by the Agent unless the Person that is the proposed assignee is itself a Lender with a commitment to make Advances hereunder (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500). Subject to acceptance and recording thereof by the Agent pursuant to Section 16.3(b), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 16.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 16.3(d).

(c)

Maintenance of Register. The Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at its office in Cleveland, Ohio, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments to make Advances and other Loans hereunder of, and principal amounts of the Advances and other Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Representative and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)

Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower Representative or the Agent, sell participations to any Person (other than a natural person or any Loan Party or any of the Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitment to make Advances hereunder and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Loan Parties, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) the selling Lender maintains a register that reflects the name and address and principal amounts of the Advances owing to such Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 16.2(b)(i) through 16.2(b)(ix) that affects such Participant. The Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.7, 3.8, 3.9, and 16.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 16.3(a).

A Participant shall not be entitled to receive any greater payment under Section 16.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Loan Parties’ prior written consent.

(e)

Pledge of Interests. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)

Notes. The Loan Parties shall execute and deliver: (i) to the Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with each Assignment and Assumption, (ii) if a Lender’s entire interest in its commitments to make Advances hereunder has been transferred to the transferee, appropriate replacement notes against return of the Notes (each marked “replaced”) held by the transferor and (iii) if only a portion of a Lender’s interest in its commitments to make Advances and other Loans hereunder has been transferred, replacement notes to each of the transferor and the transferee against return of the Notes of the transferor (each marked “replaced”) held by the transferor; provided, that, simultaneously with the Loan Parties’ delivery of new Notes pursuant to this Section 16.3(f), the transferor Lender will deliver to the Borrower Representative any Note being replaced in whole or in part, and each such Note delivered by the transferor Lender shall be conspicuously marked “replaced” when so delivered.

(g)

Replacement of Certain Lenders. If any Lender is a Defaulting Lender hereunder, then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 16.3(a)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that: (i) the Borrower Representative shall have received the prior written consent of the Agent (not to be unreasonably withheld), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and other Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Loan Parties (in the case of all other amounts). No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Representative to require such assignment and delegation cease to apply.

(h)

Replacement of Non-Consenting Lenders. If, in connection with any proposed amendment, waiver or consent hereunder pursuant to Section 16.2(b) hereof: (i) requiring the consent of all Lenders, the consent of Required Lenders is obtained but the consent of all Lenders whose consent is required is not obtained or (ii) requiring the consent of Required Lenders, the consent of Lenders holding fifty-one percent (51%) or more is obtained but the consent of Required Lenders is not obtained (any Lender withholding consent as described in clause (i) and (ii) hereof being referred to as a “Non-Consenting Lender”), then, so long as the Agent is not a Non-Consenting Lender, the Agent may, at the sole expense of the Loan Parties, upon notice to such Non-Consenting Lender and the Borrower Representative, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 16.3(a)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and other Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Loan Parties (in the case of all other amounts).

16.4     Application of Payments. The Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations in such order as the Agent determines in its Permitted Discretion. To the extent that any Loan Party makes a payment or the Agent, the Lenders or the Issuer receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Agent, the Lenders or the Issuer.

16.5     Indemnity.Each Loan Party shall indemnify the Agent, each Lender, the Issuer and each of their respective officers, directors, attorneys, representatives, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent, any Lender or the Issuer in any litigation, proceeding or investigation with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, the Loan Documents, whether or not the Agent, any Lender or the Issuer is a party thereto, except for gross negligence or willful misconduct.

16.6     Notice. Any notice or request hereunder may be given to the Borrower Representative or any Loan Party or to the Agent, any Lender or the Issuer at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission). Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any notice provided to the Borrower Representative shall be deemed to have been given to each other Loan Party. Any Notice shall be effective:

(a)	In the case of hand-delivery, when delivered;

(b)	If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)	In the case of electronic transmission, when actually received;

(d)	If given by any other means (including by overnight courier), when actually received; and

(e)

When any Lender or the Issuer gives a Notice to the Borrower Representative or any Loan Party, such Lender or the Issuer shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders and the Issuer.

(A)	If to the Agent at:		KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
		Attention:	Tim Kenealy,
KeyBank Business Capital
Telephone: (216) 689-8413
Email: timothy_w_kenealy@keybank.com

With a copy to:			McDonald Hopkins LLC
Attn: James E. Stief
600 Superior Avenue East, Suite 2100
Cleveland, Ohio 44114
Telephone: (304-353-8141
Email: jstief@mcdonaldhopkins.com

(B)	If to the Borrower
	Representative at:		Ramaco Resources, Inc.
250 West Main Street, Suite 1800
Lexington, Kentucky 40507
Attention: Randall W. Atkins
Telephone: (859) 244-7455
Email: rwa@ramacocoal.com

With a copy to:			Steptoe & Johnson PLLC
Attn: Roger L. Nicholson
Chase Tower, 17th Floor
P.O. Box 1588
Charleston, West Virginia 25326-1588
Telephone: (304-353-8141
Email: roger.nicholson@steptoe-johnson.com

16.7     Survival. The obligations of the Loan Parties under Sections 2.10, 2.12, 3.7, 3.8, 3.9 and 16.5 shall survive termination of the Loan Documents and payment in full of the Obligations.

16.8     Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9     Expenses.

(a)

All costs, expenses, including reasonable attorneys’ fees (including the allocated costs of in-house counsel) and disbursements incurred by the Agent (i) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, (ii) in connection with any advice given to any Lender or the Issuer with respect to its rights and obligations under this Agreement and all related agreements, in each case, which may be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations. Expenses being reimbursed by the Loan Parties under this Section include costs and expenses incurred in connection with: (1) appraisals and insurance reviews; (2) field examinations and the preparation of reports based on the fees charged by a third party retained by the Agent or the internally allocated fees for each Person employed by the Agent with respect to each field examination; (3) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Agent; (4) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording any Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens; (5) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and (6) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and the scanner system, and costs and expenses of preserving and protecting the Collateral.

(b)

All costs, expenses, including reasonable attorneys’ fees (excluding the allocated costs of in house counsel), and disbursements incurred by the Agent, the Lenders and the Issuer (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, (ii) in instituting, maintaining, preserving, enforcing and foreclosing on the Agent’s, the Issuer’s or any Lender’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (iii) in defending or prosecuting any actions or proceedings arising out of or relating to the Agent’s, any Lender’s or the Issuer’s transactions with any Loan Party.

16.10     Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Agent, the Lenders, the Issuer, or any thereof; therefore, the Agent, if the Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11     Consequential Damages. No party to this Agreement, nor any agent or attorney for any of them, shall be liable to any other party to this Agreement for any special, incidental, consequential or punitive damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

16.12     Counterparts; Electronic Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or email transmission shall be deemed to be an original signature hereto.

16.13     Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.

16.14     Confidentiality; Sharing Information.

(a)

The Agent, the Lenders, the Issuer and each transferee of the Agent, the Lenders or the Issuer pursuant to Section 16.3(a) (a “Transferee”) shall hold all non-public information obtained by the Agent, the Lenders, the Issuer or such Transferee in accordance with the Agent’s, each Lender’s, the Issuer’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, the Agent, the Lenders, the Issuer and such Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to the Agent, the Lenders, the Issuer and such Transferee and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process.

(b)

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by the Agent, a Lender, the Issuer or by one or more Subsidiaries or Affiliates of the Agent, a Lender or the Issuer and each Loan Party hereby authorizes the Agent, each Lender and the Issuer to share any information delivered to the Agent, any Lender or the Issuer by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Agent, any Lender or the Issuer to enter into this Agreement, to any such Subsidiary or Affiliate of the Agent, such Lender or the Issuer, it being understood that any such Subsidiary or Affiliate receiving such information shall be bound by the provisions of Section 16.14 as if it were the Agent, a Lender or the Issuer, as the case may be, hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.15     Conflict Clause. In the event of any conflict, inconsistency or discrepancy between the provisions of this Agreement and the provisions of the Loan Documents and any other collateral agreements, the provisions giving the Agent or any Lender greater rights or remedies shall govern to the maximum extent permitted by any applicable law, it being understood and agreed that the purpose of this Agreement and any Loan Documents is to add to, and not to limit, detract or derogate from, diminish or otherwise impair or reduce the rights granted to the Agent and the Lenders pursuant to this Agreement or the Loan Documents. For greater certainty, where the provisions of this Agreement and the provisions of the Loan Documents deal with the same subject matter but are not identical, no conflict between the said documents shall exist or be deemed to exist unless the observance of or compliance with the provisions of one of the said documents will cause a default under or breach of the provisions of the other document or documents.

16.16     Approved Electronic Communication System.

(a)     Unless otherwise specifically identified therein, each posting to an Approved Electronic Communication System shall be deemed to be a representation and warranty by the Borrowers, the Authorized Officer of any such Borrower submitting the information to the Approved Electronic Communication System and, if such Authorized Officer is not a Financial Officer, the Financial Officer who authorized such Authorized Officer to submit such information, as of the date of such posting, of the accuracy of the information provided with respect thereto, and that each of the representations and warranties contained in this Agreement and the other Loan Documents are true and correct as if made on and as of the date of such posting, except to the extent that any thereof expressly relate to an earlier date.

(b)     Although the Approved Electronic Communication System is secured with generally-applicable security procedures and policies implemented or modified from time to time, the Borrowers and each other Loan Party acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, the Borrowers and each other Loan Party hereby approves of the use of the Approved Electronic Communication System and understands and assumes the risks of using such forms of communication.

(c)     The Approved Electronic Communication System is provided “as is” and “as available”. Neither the Agent nor any of the Agent’s Affiliates, officers, directors, attorneys, agents or employees warrant the accuracy, adequacy or completeness of the Approved Electronic Communication System and each expressly disclaims any liability for errors or omissions in the Approved Electronic Communication System. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent (or any of the Agent’s Affiliates, officers, directors, attorneys, agents or employees) in connection with the Approved Electronic Communication System.

(d)     The Borrowers and each other Loan Party agree that the Agent may, but shall not be obligated to, store information provided through the Approved Electronic Communication System in accordance with the Agent’s generally-applicable document retention procedures and policies in effect from time to time.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Loan Parties, the Lender and the Issuer have caused this Agreement to be executed and delivered as of the date first written above.

BORROWER:

RAMACO RESOURCES, INC.,
a Delaware corporation

By: /s Randall W. Atkins
Name: Randall W. Atkins
Title: Executive Chairman and Chief Financial Officer

RAMACO DEVELOPMENT, LLC,
a Delaware limited liability company

By: /s Randall W. Atkins
Name: Randall W. Atkins
Title: Treasurer

RAM MINING, LLC,
a Delaware limited liability company

By: /s Randall W. Atkins
Name: Randall W. Atkins
Title: Treasurer

RAMACO COAL SALES, LLC,
a Delaware limited liability company
By: /s Randall W. Atkins
Name: Randall W. Atkins
Title: Treasurer

RAMACO RESOURCES, LLC,
a Delaware limited liability company

By: /s Randall W. Atkins
Name: Randall W. Atkins
Title: Treasurer

RAMACO RESOURCES LAND HOLDINGS, LLC,
a Delaware limited liability company

By: /s Randall W. Atkins
Name: Randall W. Atkins
Title: Treasurer

AGENT, LENDER and ISSUER:

KEYBANK NATIONAL ASSOCIATION,
a national banking association

By: /s Timothy W. Kenealy
Name: Timothy W. Kenealy
Title: Vice President